Exhibit 10.25

STOCK PURCHASE AGREEMENT

Between and among

WOODWARD GOVERNOR COMPANY

and

KNOWLES INTERMEDIATE HOLDING, INC.

and

KNOWLES ELECTRONICS HOLDINGS, INC.

May 20, 2003

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of May 20, 2003 by and between Woodward Governor Company, a Delaware corporation (“Buyer”), Knowles Intermediate Holding, Inc., a Delaware corporation (“Seller”), and Knowles Electronics Holdings, Inc., a Delaware corporation and sole stockholder of Seller (“Parent”).

PRELIMINARY STATEMENT

A.     Seller desires to sell, and Buyer desires to purchase, all of the outstanding shares (the “Shares”) of Synchro-Start Products, Inc., a corporation organized under the laws of Delaware (the “Company”), on the terms and subject to the conditions set forth in this Agreement.

B.     As of the date of this Agreement, the Subsidiaries of the Company include: Synchro-Start Products Europe, Ltd., a corporation organized under the laws of England and Wales (“SSPEL”) and Synchro-Start Products (Suzhou) Co. Ltd., a company organized under the laws of the People’s Republic of China (“PRC”) (“SSPS”) and Knowles Electronics Trading (Shanghai) Co. Ltd., a corporation organized under the laws of the PRC (“KESH”).

C.     Prior to the Closing (as defined below) and pursuant to this Agreement, Seller and Parent will cause those assets and liabilities of Knowles Electronics (Suzhou) Co. Ltd., a corporation organized under the laws of the PRC (“KES”), relating primarily to the Business (as defined below) to be transferred to SSPS.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

CONSTRUCTION AND DEFINITIONS

     CONSTRUCTION

Any reference in this Agreement to an “Article,” “Section” or “Schedule” refers to the corresponding Article, Section or Schedule of or to this Agreement, unless the context indicates otherwise. The headings of Articles and Sections are provided for convenience only and should not affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. The terms

“include” and “including” indicate examples of a foregoing general statement and not a limitation on that general statement. The terms “herein”, “hereunder”, “hereof”, and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. Any reference to Adverse Consequences, as defined below, shall be interpreted in connection with the events giving rise to such Adverse Consequences to include any incidental or consequential damages to the extent allowed under the applicable Law.

     DEFINITIONS

For the purposes of this Agreement, the following terms and variations on them have the meanings specified in this Section:

“Accountants” is defined in Section 2.3(c).

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of the Acquired Companies and the KES Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered to customers of the Acquired Companies and the KES Business, (b) all other accounts or notes receivable of each Acquired Company and the KES Business and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right related to any of the foregoing.

“Acquired Companies” means the Company and its Subsidiaries (including SSPEL, SSPS and KESH), collectively.

“Acquired Company” means the Company or any of its Subsidiaries (including SSPEL, SSPS and KESH).

“Acquired KES Assets” means, except as set forth in Section 3.10 of Seller’s Disclosure Schedule, all right, title, and interest in and to only those assets of KES constituting the KES Business, including, to the extent and only to the extent such assets exist and are used primarily in the Business (a) real property interests (including all parcels and tracts of land in which the KES Business has a fee simple estate or leasehold estate (or, in each case, the equivalent under local Laws) and all real property that the KES Business has a legal or practical right to use, occupy or operate), (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies), (c) intellectual property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under all applicable Laws, (d) leases, subleases, and rights thereunder, (e) Company Contracts, including all franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from Governmental Bodies, and rights thereunder, (f) accounts, notes, and other receivables, (g) securities, (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes), (i) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, and (j) cash and cash equivalents; provided, however, that the Acquired KES Assets will not include (i) the Governing Documents, including all qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence, of the Seller or KES, or (ii) any of the rights of the Seller under this Agreement or any Ancillary Agreement.

“Adjustment Amount” is defined in Section 2.3(d).

“Adverse Consequence” means any Liability, loss, damage, claim, demand, Order, penalty, cost, deficiency, diminution of value, or expense (including costs of investigation and defense, penalties and reasonable legal fees and costs), whether or not involving a third-party claim.

“Affiliate” means with respect to any Person, any company, partnership, limited liability company or unincorporated organization that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such Person.

“Allocation Statement” is defined in Section 11.13.

“ALTA” means the American Land Title Association.

“ALTA Statement” means an ALTA statement in a form satisfactory to the Title Insurer.

“Ancillary Agreements” is defined in Section 2.5(c).

“Annual Incentive Plans” means the target bonuses for the Transferring KES Employees and the employees of the Acquired Companies in Seller’s current fiscal year as listed in Section 3.18(k) of Seller’s Disclosure Schedule.

“Assumed KES Liabilities” means (a) all Liabilities of the KES Business set forth on the face of the Balance Sheet (including in any notes thereto), (b) all Liabilities of the KES Business which have arisen after the date of the Balance Sheet in the Ordinary Course of Business, (c) all obligations of the KES Business under the Company Contracts and other arrangements referred to in the definition of Acquired KES Assets either (i) to furnish goods, services, and other non-cash benefits to another party after the Closing or (ii) to pay for goods, services, and other non-cash benefits that another party will furnish to it after the Closing, (d) all other Liabilities of the KES Business identified in an appendix to Seller’s Disclosure Schedule under an express statement (that the Buyer has initialed) to the effect that the definition of Assumed KES Liabilities will include the Liabilities and obligations so disclosed, and (e) all Liabilities of the KES Business which arise from events that occur following the Closing.

“Balance Sheet” is defined in Section 3.4.

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a material adverse change in the benefit to such Person of this Agreement and the Contemplated Transactions taken as a whole.

“Benefit Obligation” means the employer’s aggregate financial liability to provide all current, projected and contingent benefits to an employee, or his beneficiaries or dependents, as the case may be, under the terms of a Plan, regardless of whether an amount less than such aggregate financial liability is reflected on the employer’s financial statements under applicable tax or accounting rules.

“Business” means the design, manufacture, distribution and sale of solenoids, proportional actuators, speed switches, speed sensors, and programmable electronic controls used in the manufacture of individual diesel engines and mobile equipment.

“Buyer” is defined in the first paragraph of this Agreement.

“Buyer Flex Plan” is defined in Section 12.1(e).

“Buyer’s Confidential Information” means any information concerning the Acquired Companies, the KES Business, or this Agreement that is not already generally available to the public.

“Buyer’s Disclosure Schedule” means the disclosure schedule delivered pursuant to Article 4 by Buyer to Seller concurrently with the execution and delivery of this Agreement, together with any updates to it.

“Buyer Indemnitees” is defined in Section 10.2.

“Cleanup” means any investigative, monitoring, cleanup, removal, containment or other remedial or response action in accordance with any Environmental Law, Occupational Safety and Health Law, or imposed by a Governmental Body. The terms “removal,” “remedial” and “response action” include the types of activities covered by the Comprehensive Environmental Response, Compensation and Liability Act.

“Closing” means the consummation and completion of the purchase and sale of the Shares.

“Closing Balance Sheet” is defined in Section 2.3(b).

“Closing Date” means the date on which the Closing actually takes place.

“Closing Working Capital” is defined in Section 2.3(b).

“Code” means the Internal Revenue Code of 1986.

“Company” is defined in the Preliminary Statement.

“Company Contract” means any Contract in effect (a) under which an Acquired Company or the KES Business has or may acquire rights, (b) under which an Acquired Company or the KES Business is or may become subject to Liability or (c) by which an Acquired Company or the KES Business or any of their assets is or may become bound.

“Company Plan” means any Plan covering any employee of an Acquired Company of which an Acquired Company or an ERISA Affiliate is or was a Plan Sponsor, to which an Acquired Company or an ERISA Affiliate otherwise contributes or has contributed, in which an Acquired Company or an ERISA Affiliate otherwise participates or has participated, or with respect to which an Acquired Company or an ERISA Affiliate has any Liability. “

Consent” means any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” means all of the transactions to be carried out in accordance with this Agreement, including the purchase and sale of the Shares, the performance by the parties of their other obligations under this Agreement and the execution, delivery and performance of the Ancillary Agreements.

“Contract” means any contract, agreement, commitment, understanding, lease, license, permit, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation (whether written or oral and whether express or implied) that is legally binding.

“Contravene” — an act or omission would “Contravene” something if, as the context requires:

(a)     the act or omission would conflict with it, violate it, result in a breach or violation of or failure to comply with it, or constitute a default under it;

(b)     the act or omission would give any Governmental Body or other Person the right to challenge, revoke, withdraw, suspend, cancel, terminate or modify it, to exercise any remedy or obtain any relief under it, or to declare a default or accelerate the maturity of any obligation under it; or

(c)     the act or omission would result in the creation of an Encumbrance on the stock or assets of an Acquired Company.

“Covered Employees” is defined in Section 12.1(e).

“Designated Employees” is defined in Section 2.5(a)(iii).

“Election” is defined in Section 11.13.

“Employment Agreements” is defined in Section 2.5(a)(iii).

“Employee Noncompetition Agreements” is defined in Section 2.5(a)(iv).

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal or similar restriction, provided, however, that the term “Encumbrance” does not include (a) mechanic’s, materialman’s or similar liens with respect to amounts not yet due and payable, (b) liens for Taxes not yet due and payable and (c) liens securing rental payments under capital lease arrangements.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable water and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant life, animal life and any other similar medium or natural resource.

“Environmental, Health and Safety Liabilities” means any Adverse Consequence or other responsibility arising from or under any applicable Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health, and regulation of any chemical substance or product), (b) any fine, penalty, judgment, award, settlement, Proceeding, damages, loss, claim, demand and response, investigative, monitoring, remedial or inspection cost or expense arising under any applicable Environmental Law or Occupational Safety and Health Law, (c) financial responsibility under any applicable Environmental Law or Occupational Safety and Health Law for Cleanup costs or corrective action, (whether or not such Cleanup has been required or requested by any Governmental Body or other Person) and for any natural resource damage, (d) any other compliance, corrective or remedial measures required under any applicable Environmental Law or Occupational Safety and Health Law, or (e) any Release of Hazardous Materials from the Acquired Companies or the Acquired KES Assets.

“Environmental Law” means any Law (other than any Occupational Safety and Health Law) that requires or relates to (a) Releases of pollutants or Hazardous Materials, violations of permit limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have an impact on the Environment, (b) preventing, reducing or regulating the Release of pollutants or Hazardous Materials into the Environment, (c) reducing or regulating the quantities, preventing the Release, or minimizing the hazardous characteristics of wastes that are generated, (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of, (e) protecting resources, species or ecological amenities, (f) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials, pollutants, oil or other potentially harmful substances, (g) Cleanup of pollutants that have been Released, preventing the threat of Release, or paying the costs of such Cleanup or prevention, or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means with respect to an Acquired Company, any other Person that, together with the Company, would be treated as a single employer under Code Section 414.

“Escrow Agent” is defined in Section 2.5(a)(xiv).

“Escrow Agreement” is defined in Section 2.5(a)(xiv).

“Excess and Obsolete Inventory” means without adjustment: 50% of the value of Inventory in excess of 18 months’ usage and 100% of the value of Inventory in excess of 36 months’ usage, excluding inventory directly related to new products introduced within six months of the date hereof.

“Facility” means any Real Property or any equipment (including motor vehicles, tank cars and rolling stock) owned or operated by an Acquired Company, including the Real Property and equipment used or operated by an Acquired Company at the respective locations of the Real Property listed in Section 3.11(a) of Seller’s Disclosure Schedule. For purposes of Section 3.21 and the definition of “Hazardous Activity,” the term also includes any Real Property or equipment formerly owned or operated by an Acquired Company or any predecessor Person (including, for the purposes of this Agreement, KES).

“GAAP” means generally accepted accounting principles for financial reporting in the United States as in effect on the date hereof.

“Governing Document” means any charter, articles, bylaws, certificate, statement, statutes or similar document adopted, filed or registered in connection with the creation, formation or organization of an entity, and any Contract among all equityholders, partners or members of an entity.

“Governmental Authorization” means any Consent, license, permit or registration issued, granted, given or otherwise made available and in effect by or under the authority of any Governmental Body or pursuant to any Law.

“Governmental Body” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization, (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, or (f) official of any of the foregoing.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, to or from any of the Facilities or any part thereof into the Environment.

“Hazardous Material” means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined by any Governmental Body authorized to make such a determination to be, hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Improvements” means all buildings, structures, fixtures and other improvements located on the Real Property.

“Indemnified Person” is defined in Section 10.6(a).

“Indemnifying Person” is defined in Section 10.6(a).

“Initial Working Capital” is defined in Section 2.3(a).

“Intellectual Property” means any intellectual property owned, used or licensed (as licensor or licensee) by any Acquired Company, including (a) each Acquired Company’s name, assumed business names and corporate names, (b) patents, patent disclosures, trademarks, service marks, trade dress, trade names, logos, copyrights and mask works, and all registrations, applications and goodwill associated with the foregoing, (c) computer software (including source and object codes), databases, data models or structures, algorithms, system architectures and related documentation, data and manuals, (d) trade secrets, know-how and confidential business information (including information concerning products, product specifications, data, formulae, compositions, designs, sketches, photographs, graphs, drawings, samples, inventions, discoveries, ideas, past, current, and planned research and development, current and planned methods and processes, client and customer lists and files, current and anticipated client and customer requirements, vendor and supplier lists and files, price lists, market studies, business plans, business opportunities and financial data), (e) rights in Internet web sites and domain names used by an Acquired Company and (f) rights in electronic mail addresses and in telephone, facsimile, cable or similar numbers used by an Acquired Company.

“Interim Balance Sheet” is defined in Section 3.4.

“Inventories” means all inventories of each Acquired Company and the KES Business, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by each Acquired Company or the KES Business in the production of finished goods.

“IRS” means the Internal Revenue Service or any successor agency and, to the extent relevant, the Department of Treasury.

“Joint Development Agreement” means the Joint Development Agreement by and between Etymotic Research, Inc. and Ruf North America, a division of Syncho-Start Products, Inc., dated June 24, 1998, as amended by the 1999 Additions to Appendix A and Additions to Appendix B and the Amendment to Joint Development Agreement dated March 5, 2001.

“KES” is defined in the Preliminary Statement.

“KES Business” refers to KES, but only to the extent relating to KES’ conduct of the Business.

“Key Employees” means the employees of the Acquired Companies listed in Section 1.2A of Buyer’s Disclosure Schedule.

“Knowledge” means, with respect to Seller, the actual knowledge after reasonable investigation of those individuals listed in Section 1.2B of Seller’s Disclosure Schedule and, with respect to Buyer, those individuals listed in Section 1.2C of Buyer’s Disclosure Schedule.

“Law” means any constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law, principle of common law or notice of any Governmental Body, as in effect on the date hereof.

“Liabilities” includes liabilities or obligations of any nature, whether known or unknown, whether absolute, accrued, contingent, choate, inchoate or otherwise, whether due or to become due, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Multiemployer Plan” has the meaning specified in ERISA Section 3(37)(A).

“NAFTA” is defined in Section 3.23(f).

“Notification Event” is defined in Section 5.5(a).

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

“Off-Balance Sheet Arrangement” means with respect to any Person, any securitization transaction to which that Person or its Subsidiaries is party and any other transaction, agreement or other contractual arrangement to which an entity unconsolidated with that Person is a party, under which that Person or its Subsidiaries, whether or not a party to the arrangement, has, or in the future may have: (a) any obligation under a direct or indirect guarantee or similar arrangement; (b) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement; (c) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements; or (d) any obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the financial statements (excluding the footnotes thereto) (for this purpose, obligations or liabilities that are not fully reflected in the financial statements (excluding the footnotes thereto) include, without limitation: obligations that are not classified as a liability according to generally accepted accounting principles; contingent liabilities as to which, as of the date of the financial statements, it is not probable that a loss has been incurred or, if probable, is not reasonably estimable; or liabilities as to which the amount recognized in the financial statements is less than the reasonably possible maximum exposure to loss under the obligation as of the date of the financial statements, but exclude contingent liabilities arising out of litigation, arbitration or regulatory actions (not otherwise related to off-balance sheet arrangements)).

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator and any Contract with any Governmental Body pertaining to compliance with Law, as in effect prior to and on the Closing Date.

“Ordinary Course of Business” refers to actions taken in an Acquired Company’s normal operation, consistent with its past practice and, in the case of SSPS, the past practice of the KES Business, requiring no separate or specific authorization by Seller and having no material adverse effect on the financial or other condition, results of operations, assets, Liabilities, equity, business or prospects of the Company or any of its Subsidiaries, taken as a whole.

“Other Benefit Obligation” means any obligation, arrangement or customary practice covering any employee of an Acquired Company owed, adopted or followed by an Acquired Company or any ERISA Affiliate, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, officers, employees or agents, other than obligations, arrangements and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies and fringe benefits within the meaning of Code Section 132.

“Partial Phase II Investigation” is defined in Section 6.3(b).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” refers to an individual or an entity, including a corporation, share company, limited liability company, partnership, trust, association, Governmental Body or any other body with legal personality separate from its equityholders or members.

“Plan” means each “employee pension benefit plan” as defined in Section 3(2) of ERISA, each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, and each agreement, plan, program, fund, policy, contract or arrangement (whether written or unwritten) providing compensation, benefits, pension, retirement, superannuation, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, thirteenth month, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, severance, termination indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits covering any employee, former employee, or the beneficiaries and dependents of any employee or former employee, regardless of whether it is mandated under local Law, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or non-contributory.

“Plan Sponsor” has the meaning specified in ERISA Section 3(16)(B).

“Pre-Closing Period” means the taxable period (including all prior taxable years or periods) ending on and including the Closing Date, including that portion of any Straddle Period ending on the Closing Date.

“Post-Closing Period” means the taxable period ending after the Closing Date, including that portion of any Straddle Period ending after the Closing Date.

“PRC” is defined in the Preliminary Statement.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” is defined in Section 2.2.

“Qualified Plan” means any Plan that meets or purports to meet the requirements of Code Section 401(a).

“Real Property” means all real property interests of each Acquired Company, including all parcels and tracts of land in which each Acquired Company has a fee simple estate or a leasehold estate and all real property operated by an Acquired Company, as identified on Section 3.11(a) of Seller’s Disclosure Schedule, and all Improvements, easements and appurtenances thereto.

“Related Person” means, with respect to a particular Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person and, with respect to an individual, any other individual that is a member of the individual’s immediate family (by blood, marriage or adoption), a member of the individual’s household, an entity in which the individual participates in management or an employee or employer of the individual. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise, and will be construed in accordance with the rules promulgated under the Securities Act.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment, or into or out of any property.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, legal counsel, accountant or other representative of that Person.

“Reservation of Rights Event” is defined in Section 10.6(b).

“Retained KES Liabilities” means all Liabilities of KES (whether relating to the KES Business or otherwise), including (a) any obligation of Seller of KES to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of Seller or KES or was serving at the request of Seller or KES as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (b) any Liability of Seller or KES for costs and expenses incurred in connection with this Agreement and the Contemplated Transactions, or (c) any Liability or obligation of Seller or KES under this Agreement or any Ancillary Agreement; provided, however, that the Retained KES Liabilities will not include any of the Assumed KES Liabilities.

“Securities Act” means the Securities Act of 1933.

“Seller” is defined in the first paragraph of this Agreement.

“Seller FSAs” is defined in Section 12.1(e).

“Seller’s Confidential Information” means any information concerning the Seller, Parent or Parent’s Affiliates, including Knowles Electronics, LLC, or this Agreement that is not already generally available to the public.

“Seller’s Disclosure Schedule” means the disclosure schedule delivered pursuant to Article 3 by Seller to Buyer concurrently with the execution and delivery of this Agreement, together with any updates thereto.

“Seller’s Pro Rata Share of the Annual Incentive Plans” means Seller’s obligation with respect to the Annual Incentive Plans for Seller’s current fiscal year as set forth on Section 3.18(k) of Seller’s Disclosure Schedule.

“Shares” is defined in the Preliminary Statement.

“Significant Internal Control Deficiency” means a significant internal control deficiency exists when: (a) either (i) a necessary control is missing or an existing control is not properly designed so that even when the control is operating as designed the control objective is not reliably met or (ii) a properly designed control either is not operating as designed or the person performing a control does not possess the necessary authority or qualifications to perform the control effectively, and (b) that deficiency could adversely affect the ability of the Acquired Companies or KES to initiate, record, process, and report financial data consistent with the assertions of management in the relevant financial statements.

“Software” is defined in Section 3.13(g).

“SSPEL” is defined in the Preliminary Statement.

“SSPS” is defined in the Preliminary Statement.

“Straddle Period” means any taxable year or period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Survey” means an ALTA survey of the Real Property owned by the Company dated no earlier than six months prior to the Closing Date, prepared by a surveyor approved by Buyer and licensed in the jurisdiction of the respective owned Real Property, setting forth the legal description, street addresses, flood zone designations, and zoning and use classifications of the owned Real Property, and showing thereon any Improvements, fences, square footage of any buildings thereon, easements (visible or recorded), building lines, curb cuts, sewage, water, electricity, gas, and other utility facilities (together with recording information concerning the documents creating any such easements and building lines), parking areas indicating the number of parking spaces, roads and means of physical and record ingress to and from the owned Real Property by public roads.

“Tax” or “Taxes” means all federal, state, local, foreign and other taxes, charges, fees, duties (excluding customs duties), levies or assessments, including income, corporation, gross receipts, net proceeds, profits, gains, capital duty, alternative or add-on minimum, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee’s income withholding, other withholding, unemployment and social security taxes, that are imposed by any Governmental Body, and including any interest, penalties or additions to tax attributable thereto.

“Tax Return” means any report, declaration, claim for refund, return or information return or statement required to be supplied to a Governmental Body in connection with any Taxes, including any attachments, schedules, amendments, or supplements to any of the foregoing.

“Termination Right Threshold” is defined in Section 5.5(b).

“Title IV Plan” is defined in Section 3.18(e).

“Title Insurer” means Chicago Title Insurance Company.

“Title Policy” means a pro forma or marked-up ALTA Form B 1970 Owner’s Title Insurance Policy issued by the Title Insurer, insuring the Company’s title to owned Real Property free and clear of any Encumbrance, with the following endorsements: extended coverage endorsement over all general exceptions, ALTA 3.1 zoning endorsement with parking, access endorsement insuring that there is direct and unencumbered access for automobiles and commercial vehicles from the Real Property owned in fee simple to public rights of way, streets, or roads adjoining such Real Property, a comprehensive endorsement insuring, among other things, against the violation of any restrictive covenants affecting the Real Property and, if the Real Property is comprised of more than one parcel, a contiguity endorsement, endorsement over the creditor’s rights exception.

“Transferring KES Employees” is defined in Section 3.20(h).

“Transfer Taxes” is defined in Section 11.7.

“Transition Services Agreement” is defined in Section 2.5(a)(v).

“UK Pension Plan” means the Knowles Europe Pension Plan governed by a Definitive Trust Deed and Rules dated April 7, 1995.

“VAT” is defined in Section 3.17(r).

“Virus” is defined in Section 3.13(g).

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

SALE AND TRANSFER OF SHARES; CLOSING

     SHARES

Upon the terms set forth in this Agreement, at the Closing, Seller hereby sells and transfers the Shares to Buyer, and Buyer hereby purchases and acquires the Shares from Seller.

     PURCHASE PRICE

The purchase price for the Shares and all other benefits accrued to Buyer, including those provided pursuant to Section 14.4 (Noncompetition; Nonsolicitation) (the “Purchase Price”), will be $49,750,000, payable in immediately available funds, increased or reduced by the Adjustment Amount, as appropriate, but in no event will the Purchase Price, including the Adjustment Amount, exceed $49,950,000.

     ADJUSTMENT PROCEDURE

     Buyer and Seller agree that the working capital attributed to the Acquired Companies and the KES Business as of the date of the Balance Sheet (the “Initial Working Capital”) was $7,618,000. This number was calculated based on the Balance Sheet by subtracting the current liabilities (consisting of any accounts and notes payable, accrued expenses, and provisions for Taxes, other than Taxes incurred as a result of the Election) of the Acquired Companies and the KES Business shown on the Balance Sheet from current assets (consisting of any accounts receivable, inventory and prepaid expenses) of the Acquired Companies and the KES Business shown on the Balance Sheet and calculated in accordance with Section 2.3 of Seller’s Disclosure Schedule.

     Buyer will cause the Company to prepare a consolidated balance sheet (the “Closing Balance Sheet”) of the Acquired Companies as of the Closing Date. Buyer will prepare the Closing Balance Sheet in accordance with GAAP, using the same principles used in preparing the Balance Sheet, but only to the extent such principles are in accordance with GAAP, and reflect compensated absences that are fully accrued as of Close. Buyer will then determine working capital as of the Closing Date (the “Closing Working Capital”) based on the Closing Balance Sheet and using the same methodology as was used to calculate the Initial Working Capital, but including cash at Closing. Buyer will deliver the Closing Balance Sheet and its Closing Working Capital calculation to Seller within 60 days after the Closing Date. If within 30 days following delivery of the Closing Balance Sheet and Closing Working Capital calculation, Seller does not deliver to Buyer notice of any objection to the Closing Balance Sheet or the Closing Working Capital calculation (which notice must contain a reasonably detailed statement of the basis of their objection), then the Closing Working Capital calculated by Buyer will be conclusive and binding on the parties and will be used in computing the Adjustment Amount. Notwithstanding the foregoing, for the purpose of calculating the Closing Working Capital, the Accounts Receivable are net of the proper reserves, and Inventories do not include Excess and Obsolete Inventories. For purposes of allowing the review contemplated hereunder, Seller shall have access to all financial records of the Acquired Companies and the KES Business, reasonably necessary to evaluate and verify the Closing Balance Sheet.

     The parties will act in good faith to resolve among themselves any objections to the Closing Balance Sheet or Closing Working Capital calculation. If they are unable to do so within 30 days of Buyer’s receipt of the notice of objection, then the issues in dispute will be submitted to a mutually acceptable Big Four firm of certified public accountants (the “Accountants”), for resolution applying the principles, policies and practices referred to in Section 2.3(b). Each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the disputed issues and to discuss the issues with the Accountants. The resolution of the issues in dispute by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be conclusive and binding on the parties. Buyer and Seller will each bear 50% of the Accountants’ fees and expenses for such resolution. Buyer will recalculate the Closing Working Capital based on the resolution of the issues in dispute, and such recalculated Closing Working Capital will be used in calculating the Adjustment Amount.

     The “Adjustment Amount” (which may be a positive or negative number) will be equal to the Closing Working Capital minus the Initial Working Capital.

     On the tenth business day following (i) the expiration of Seller’s objection period in Section 2.3(b), if Seller makes no objection, (ii) Buyer’s and Seller’s resolution of all objections pursuant to Section 2.3(c) or (iii) the date of the Accountants’ notice pursuant to Section 2.3(c) (as the case may be), if the Adjustment Amount is positive Buyer will pay that amount to Seller, and if the Adjustment Amount is negative Seller will pay the absolute value of that amount to Buyer.

All payments will be made together with interest at 6% per annum, compounded daily beginning on the Closing Date and ending on the date of payment. At Buyer’s discretion, the Adjustment Amount will be paid by (i) wire transfer to an account specified by Buyer (if the Adjustment Amount is negative) or Seller (if the Adjustment Amount is positive), or (ii) a distribution to Buyer or Seller, as the case may be, from the Escrow Agent pursuant to the Escrow Agreement. Notwithstanding anything to the contrary herein, Seller shall not be obligated to indemnify Buyer against any Adverse Consequences as a result of, or based upon, or arising from, a Liability to the extent such Liability is taken into account in determining the Adjustment Amount.

     CLOSING

The Closing will take place at the offices of Baker & McKenzie, 130 East Randolph Drive, Suite 3500, Chicago, Illinois, 60601, at 10:00 a.m. (local time) on the later of May 30, 2003 or (b) the date that is two business days following the satisfaction or waiver of each of the conditions set forth in Articles 7 and 8, unless Buyer and Seller agree otherwise and subject to Article 9, failure to consummate the purchase and sale provided for in this Agreement at the place and on the date determined by the previous sentence will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

     CLOSING DELIVERIES

At the Closing:

     Seller will deliver to Buyer (and Buyer hereby acknowledges receipt or waiver of the delivery of the following):

     the certificate or certificates representing the Shares, duly endorsed in blank (or accompanied by duly executed stock powers in blank);

     all release documentation, reasonably required by, and in a form reasonably acceptable to, Buyer, evidencing the release of all security arrangements over the Shares or assets of the Acquired Companies, and all guarantees entered into by the Acquired Companies;

     employment agreements in the form of Exhibit 2.5(a)(iii), executed by each of the following persons: Patrick W. Cavanagh, Richard Glogovsky and Paul Dolinar (collectively, the “Designated Employees”) (collectively, the “Employment Agreements”);

     a noncompetition agreement in the form of Exhibit 2.5(a)(iv) with each of the Designated Employees (collectively, the “Employee Noncompetition Agreements”);

     an executed counterpart to a transition services agreement between Seller and Buyer in the form of Exhibit 2.5(a)(v) (the “Transition Services Agreement”);

     a certificate executed by the Chief Executive Officer of Seller as to the accuracy of Seller’s representations and warranties as of the Closing Date and as to its compliance with and performance of its covenants and obligations performed or complied with on or before the Closing Date under this Agreement;

     an opinion of Rooks Pitts, dated the Closing Date, in the form of Exhibit 2.5(a)(vii);

     estoppel certificates or other substantially equivalent documents under applicable Law executed on behalf of Ascenda-Xinso Development (Suzhou) Co. Ltd., Shanghai Waigaoqiao Xin Development Co. Ltd., LaSalle National Trust, N.A., Successor Trustee to LaSalle National Bank, not individually, but as Trustee under Trust Agreement dated August 1, 1986 and known as Trust No. 111410 and Landacq Associates, dated as of a date not more than 5 days before the Closing Date, each in the form of Exhibit 2.5(a)(viii); and

     the certifications required by Section 11.14;

     written resignations and releases, in a form reasonably satisfactory to Buyer, from (A) the secretary and directors of the Company; (B) the secretary and directors of SSPEL (executed as a deed); and (C) the secretary and directors of SSPS and KESH;

     written resignation of the auditors of the Acquired Companies;

     copies of all existing bank mandates and statements of the bank balances of any account in the name of each of the Acquired Companies as at the close of business on the last business day before Closing together with a list of all unpresented cheques and uncleared cheques which upon presentation would be debited or credited to those accounts and the relevant cheque books;

     IRS Form 8023 executed by Seller as prepared by Buyer and agreed to by Seller;

     an escrow agreement in the form of Exhibit 2.5(a)(xiv) (the “Escrow Agreement”) executed by Seller and LaSalle Bank National Association (the “Escrow Agent”) of purchase price required;

     an ALTA Statement in the form of Exhibit 2.5(a)(xv) and such other documents, instruments, certificates, and confirmations as may be reasonably required by the Title Insurer to issue the Title Policy; and

     agreements, instruments and other documentation reasonably requested by Buyer pertaining to the Seller’s pre-Closing transactions set forth in Section 3.10 of Seller’s Disclosure Schedule.

     Buyer will deliver (and Seller hereby acknowledges receipt or waiver of delivery of the following):

     the sum of $47,250,000 by wire transfer of immediately available funds to the accounts that have been specified by Seller at least three days prior to Closing by Seller;

     an executed counterpart of the Transition Services Agreement;

     a certificate executed by the chief executive officer of Buyer as to the accuracy of Buyer’s representations and warranties as of the Closing Date and as to its compliance with and performance of its covenants and obligations to be performed or complied with on or before the Closing Date under this Agreement;

     an executed counterpart of each of the Employment Agreements;

     an executed counterpart of each of the Employee Noncompetition Agreements;

     IRS Form 8023 executed and signed by Buyer;

     an opinion of Buyer’s General Counsel, dated the Closing Date, in the form of Exhibit 2.5(b)(viii);

     an executed counterpart to the Escrow Agreement;

     the sum of $2,500,000 to the Escrow Agent by wire transfer to an account specified by the Escrow Agent; and

     an ALTA Statement in the form of Exhibit 2.5(a)(xv) and such other documents, instruments, certificates, and confirmations as may be reasonably required by the Title Insurer to issue the Title Policy.

     The Employment Agreements, Employee Noncompetition Agreements, Transition Services Agreement and the Escrow Agreement are collectively referred to as the “Ancillary Agreements.”

     SELLER PRE-CLOSING TRANSACTIONS

Prior to Closing, Seller has executed, or will execute the transactions set forth in Section 3.10(a) of Seller’s Disclosure Schedule.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that, except as set forth in Seller’s Disclosure Schedule:

     ORGANIZATION AND GOOD STANDING

     Each Acquired Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate power and authority to conduct its business as presently conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under all its Company Contracts. Each Acquired Company is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

     Seller has delivered to Buyer copies of the Governing Documents of each Acquired Company, as currently in effect. Section 3.1(b) of Seller’s Disclosure Schedule contains an accurate and complete listing of each Acquired Company’s jurisdiction of formation and other jurisdictions in which it is authorized to do business. Attached to Seller’s Disclosure Schedule are true copies of the current business licenses of SSPS and KESH and such business licenses have not been revoked and are in full force and effect.

     ENFORCEABILITY; NO CONFLICT

     Each of Seller and Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Subject to obtaining any consents and approvals required by Governing Documents or any debt instrument or Contract identified in Section 3.2 of Seller’s Disclosure Schedule, each of Seller and Parent has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and such Ancillary Agreements. Assuming due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes the legal, valid and binding obligation of each of Seller and Parent, enforceable against each of Seller and Parent in accordance with its terms. Assuming due authorization, execution and delivery by the other parties thereto, each Ancillary Agreement to which each of Seller and Parent (or their respective Subsidiaries) becomes a party will, upon execution and delivery, constitute each of Seller and Parent’s (or, as applicable, their respective Subsidiary’s) legal, valid and binding obligation, enforceable against it in accordance with its terms.

     Except as set forth in Section 3.2(b) of Seller’s Disclosure Schedule, each of Seller and Parent and the Acquired Companies are not and will not be required to give any notice to any Person or obtain any Consent or Governmental Authorization in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     Except as set forth in Section 3.2(c) of Seller’s Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will directly or indirectly (with or without notice or lapse of time) (i) Contravene any provision of the Governing Documents of an Acquired Company, or any resolution adopted by the stockholders or board of directors of an Acquired Company, (ii) Contravene any Company Contract, Governmental Authorization, Law or Order to which Seller or any Acquired Company, or any of the assets owned or used by an Acquired Company, may be subject; or (iii) result in the imposition or creation of any Encumbrance upon, or with respect to, any of the assets owned or used by an Acquired Company.

     Except as set forth in Section 3.2(d) of Seller’s Disclosure Schedule, neither the execution and delivery of this Agreement by each of Seller and Parent nor the consummation or performance of any Contemplated Transaction by each of Seller and Parent will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to any provision of each of Seller and Parent’s Governing Documents, any resolution adopted by the board of directors or the stockholders of Seller or Parent, any law or Order to which Seller or Parent may be subject, or any Contract to which Seller or Parent is a party or by which Seller or Parent may be bound.

     CAPITALIZATION AND OWNERSHIP; REORGANIZATION

     The authorized equity securities of the Company consist of 3000 shares of common stock, par value $100 per share, of which 2000 shares are issued and outstanding. The Shares represent all of the issued and outstanding shares in the Company. Seller is and will be on the Closing Date the record holder and beneficial owner of the Shares, and on the Closing Date such Shares will be free and clear of all Encumbrances. With the exception of the Shares (which are owned by Seller), all of the outstanding equity securities and other securities of each Acquired Company will at Closing be owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as disclosed in Section 3.2 of Seller’s Disclosure Schedule, there are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities of any Acquired Company was issued in violation of any Law. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, including any branches, companies, joint ventures, associations or other Persons. Set forth in Section 3.3 of Seller’s Disclosure Schedule are true and complete details of the registered capital of SSPS and KESH and issued share capital of SSPEL.

     KESH is has been at all times prior to and including the Closing Date funded to satisfy all capitalization requirements under the Laws of the PRC.

     FINANCIAL STATEMENTS

     Seller has delivered to Buyer (a) unaudited consolidated balance sheets of the Acquired Companies and the KES Business as at December 31 for each of the years 2000 and 2001, and the related consolidated statements of income for each of the fiscal years then ended, (b) an unaudited consolidated balance sheet of the Acquired Companies and the KES Business as at December 31, 2002 (the “Balance Sheet”), and the related statements of income for the fiscal year then ended, together with, (c) an unaudited consolidated balance sheet of the Acquired Companies as of April 30, 2003 (the “Interim Balance Sheet’), and (d) separate unaudited balance sheets for each of the Acquired Companies and the KES Business as of April 30, 2003. Such financial statements fairly present the financial condition and the results of operations of the Acquired Companies and the KES Business as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject in the case of interim financial statements to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes and other presentation items (that, if presented, would not differ materially from those included in the Balance Sheet). The financial statements referred to in this Section reflect the consistent application of accounting principles throughout the periods involved, except as otherwise disclosed in the notes to such financial statements. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the financial statements of the Company.

     BOOKS AND RECORDS

Except as set forth in Section 3.5 of Seller’s Disclosure Schedule, the books of account, minute books, equity record books, current policies and procedures, if any, and other records of the Acquired Companies, all of which have been made available to Buyer, are accurate, up to date and complete in all material respects and have been maintained in accordance with (a) sound business practices; (b) the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934 (regardless of whether the Acquired Companies are subject to that Section); and (c) local Laws in the case of the Subsidiaries of the Company, including (in each case) the maintenance of an adequate system of internal controls. Each transaction of each Acquired Company is properly and accurately recorded on the books and records of account of the Acquired Company, and each document (including any Contract, invoice or receipt) on which entries in the Acquired Company’s books and records of account are based is accurate, up to date and complete in all material respects. The minute books of each Acquired Company contain accurate, up to date and complete records of all meetings held of, and corporate action taken by, the Acquired Company’s stockholders, directors, directors’ committees, and any committees and no formally noticed meeting has been held for which minutes have not been prepared and are not contained in such minute books. At the time of the Closing, all of those books and records will be in the possession of the respective Acquired Company or its attorneys or other authorized representatives.

     ACCOUNTS RECEIVABLE

All Accounts Receivable that are reflected on the Balance Sheet, the Interim Balance Sheet or the accounting records of each Acquired Company as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. All Accounts Receivable reflected on the Closing Balance Sheet will as of the Closing Date be collectible net of the respective reserves shown on the Closing

Balance Sheet. Subject to such reserves, each of the Accounts Receivable reflected on the Closing Balance Sheet will be collected in full, without any setoff, within 180 days after the day on which it first became or becomes due and payable. There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable. Section 3.6 of Seller’s Disclosure Schedule contains an accurate and complete list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of each such Account Receivable.

     INVENTORIES

All items included in the Inventories are of a quality and quantity usable and, with respect to finished goods, salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been or will be written off or written down to net realizable value or accounted for in a reserve on the Balance Sheet, the Interim Balance Sheet or the accounting records of the appropriate Acquired Company as of the Closing Date, as the case may be. No Acquired Company is in possession of any Inventories, including goods already sold, not owned by an Acquired Company. All of the Inventories not written off have been valued at the lower of cost or market on a first in, first out basis and include no intercompany profits. All of the Inventories now on hand that were purchased after the date of the Interim Balance Sheet were purchased in the Ordinary Course of Business at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies. Work-in-process Inventories are now valued and on the Closing Date will be valued according to GAAP, using the same principles used in preparing the Balance Sheet, but only to the extent such principles are in accordance with GAAP. All Inventories are maintained at one of the locations of Real Property listed in Section 3.11(a) of Seller’s Disclosure Schedule.

     NO UNDISCLOSED LIABILITIES

          (a)     Except as set forth in Section 3.8(a) of Seller’s Disclosure Schedule, no Acquired Company has any Liabilities of the type required to be reflected on a balance sheet prepared in accordance with GAAP except for Liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet, and current Liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

          (b)     All indebtedness owed to any Acquired Company by Seller or any Related Person of Seller has been or will be paid in full prior to the Closing Date.

          (c)     Except as set forth in Section 3.14(a) of Seller’s Disclosure Schedule, none of the Acquired Companies is, directly or indirectly, engaged in, nor a party to, any form of Off-Balance Sheet Arrangement, derivative contracts or currency and other hedging arrangements.

     NO MATERIAL ADVERSE CHANGE

Except as set forth in Section 3.9 of Seller’s Disclosure Schedule, since the date of the Balance Sheet, there has been no material adverse change in the financial or other condition, results of operations, assets (considered in the aggregate), Liabilities, equity, business or prospects of any Acquired Companies or the KES Business and no event has occurred, and Seller has no Knowledge or reasonable basis to suspect that a condition has arisen, that (a) may result in such a change, (b) has materially impeded or may materially impede the ongoing operations of the any Acquired Company or the KES Business, or (c) has significantly adversely affected or may significantly adversely affect a material asset of any Acquired Company or the KES Business.

     ABSENCE OF CERTAIN CHANGES AND EVENTS

Since the date of the Balance Sheet, each Acquired Company and the KES Business has conducted its business only in the Ordinary Course of Business and there has not been any:

     change in an Acquired Company’s authorized or issued shares; grant of any equity option or right to purchase shares of an Acquired Company; issuance of any security convertible into such equity; grant of any registration rights; purchase, redemption, retirement or other acquisition by an Acquired Company of any shares; or declaration or payment of any dividend or other distribution or payment with respect to any shares, except as set forth in Section 3.10(a) of Seller’s Disclosure Schedule;

     amendment to the Governing Documents of an Acquired Company;

     payment (except in the Ordinary Course of Business) or increase by an Acquired Company or the KES Business of any bonuses, salaries or other compensation to Seller, or any director, officer or employee, or entry into any employment, severance or similar Contract with any director, officer or employee;

     adoption of, amendment to or increase in the payments to or benefits under, any Plan or material Other Benefit Obligation of an Acquired Company or the KES Business;

     damage to or destruction or loss of any asset or property of an Acquired Company or the KES Business, whether or not covered by insurance, with an aggregate value to the Company in excess of $50,000;

     entry into, modification, cancellation or termination of or receipt of notice of termination of or default under (i) any license, distributorship, dealer, sales representative, joint venture, credit, guaranty or similar Contract, or (ii) any Contract or transaction involving a total remaining commitment by or to an Acquired Company or the KES Business of at least $50,000;

     sale, lease or other disposition of any asset or property of an Acquired Company or the KES Business (other than in the Ordinary Course of Business), including Intellectual Property, or the creation of any Encumbrance on Real Property or any other material asset of an Acquired Company or the KES Business;

     cancellation or waiver of any claims or rights with a value to an Acquired Company or the KES Business in excess of $50,000;

     material acceleration or delay in the payment of accounts payable or in the collection of Accounts Receivable;

     material change in the accounting methods used by an Acquired Company or the KES Business; or

     Contract by an Acquired Company or the KES Business to do any of the foregoing.

     PROPERTIES; ENCUMBRANCES

     Section 3.11(a) of Seller’s Disclosure Schedule contains (i) a correct legal description, street address and tax parcel identification number of all Real Property in which an Acquired Company has a fee simple estate, (ii) an accurate description (by subject leased Real Property, name of lessor, date of lease and term expiration date) of all leases of Real Property in which an Acquired Company has a leasehold estate, and (iii) a description of any other Real Property interest, or legal or practical right to use, operate or occupy Real Property, held by an Acquired Company and (iv) a description of or copy of such document related to, if available, all Encumbrances affecting the estate of any Acquired Company in any of the Real Property or any of the other assets of any Acquired Company.

     Except as set forth in Section 3.11(a) of Seller’s Disclosure Schedule, each Acquired Company owns good and marketable title to its respective estates in the Real Property, free and clear of any Encumbrances. Each Acquired Company owns good and transferable title to all of its other assets free and clear of any Encumbrances, except as set forth in Section 3.11(a) of Seller’s Disclosure Schedule.

     Seller has delivered to Buyer true and complete copies of (i) all deeds and other instruments in its possession (as recorded) by which each Acquired Company acquired its estates in the Real Property, (ii) all title insurance policies and surveys in the possession of Seller or an Acquired Company of or pertaining to the Real Property, and (iii) all Contracts and other documents in its possession, whether recorded or not, evidencing, creating or constituting Encumbrances upon the Real Property, or otherwise affecting the Real Property.

     Seller has no Knowledge or reasonable basis to suspect that the use of the Real Property for the various purposes for which it is presently being used is not permitted as of right under applicable zoning Laws or that the Real Property is subject to “permitted non-conforming” use or structure classifications except as set forth in Section 3.11(a) of Seller’s Disclosure Schedule. Seller has no Knowledge or reasonable basis to suspect that any Improvements are not in compliance with applicable Laws, including those pertaining to zoning, building and the disabled. To Seller’s Knowledge, no part of any Improvement encroaches on any real property not included in the Real Property, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Real Property, except as set forth in Section 3.11(a) of Seller’s Disclosure Schedule. The Real Property on which each Improvement is located (i) abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such parcel of Real Property and comprising a part of the Real Property, (ii) is supplied with public or quasi-public utilities reasonably sufficient for the operation of the Improvement and (iii) to Seller’s Knowledge, is not located within any flood plain or area subject to wetlands regulation or any similar restriction. Seller has no Knowledge that there is any existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain Proceeding that would result in the taking of all or any part of any Real Property or that would prevent or hinder the continued use of any Real Property as heretofore used in the conduct of the business of the Acquired Companies. Except as set forth in Section 3.11(d) of Seller’s Disclosure Schedule, no Person other than an Acquired Company is in possession of any portion of the Real Property.

     Seller has not received notice that the Real Property is in violation of any Laws or Environmental Laws, except as set forth in Section 3.21(a) of Seller’s Disclosure Schedule. To Seller’s Knowledge, there are no pending or proposed changes in the zoning classification of the Real Property.

     No assessments for unpaid public improvements have been made against the Real Property.

     All real property taxes relating to the Real Property that is owned by an Acquired Company or as to which an Acquired Company has the legal obligation to pay, except those for the 2002 and 2003 tax years which are not yet due and payable, have been paid in full.

     None of the Acquired Companies are in default under any agreement affecting the Real Property, and, to Seller’s Knowledge, no event exists which, with the passage of time, or giving of notice, will become a default thereunder on the part of any of the Acquired Companies. The Acquired Companies and the Real Property are in full compliance with all terms and provisions of all applicable covenants, conditions, restrictions, rights of way, and easements affecting the Real Property.

     To Seller’s Knowledge, there are no investigations, actions, suits, proceedings, or claims pending against or affecting the Real Property, no such action, suit, proceeding, or claim has been pending during the 24 month period preceding the Closing, and to Seller’s Knowledge there is no basis or grounds for any such investigation, action, suit, proceeding, or claim. There are no pending, or to Seller’s Knowledge, threatened condemnation or eminent domain proceedings that would affect any Real Property. None of the Acquired Companies are operating under or subject to, or in default with respect to, any order, writ, injunction, or decree of any Governmental Body.

     To Seller’s Knowledge, there are no outstanding disputes or notices which affect, or might in the future affect the use of any of the Real Property for the purposes for which they are now used and which would prevent or impede each Acquired Company from operating and carrying on the business currently carried out at any of the Real Properties and all covenants, restrictions, conditions and other terms affecting the Real Property and the uses of the Real Property have been duly observed and performed and payments made and, to Seller’s Knowledge, there are no circumstances which would entitle or require any landlord or other person to withdraw from any rent deposit or draw upon any other available security. The Acquired Companies have and maintain all necessary permits, licenses and authorizations to operate and carry on the Business conducted at any of the Real Properties.

     No Acquired Company is a party to or has any Liability pursuant to the lease of property in Monroe, Michigan.

     SSPEL is not liable for any outgoings in relation to the Real Property situated in England save for a monthly fee of GBP1,500 and SSPEL has not entered into any agreements for the supply of any services in connection with such property.

     CONDITION AND SUFFICIENCY OF TANGIBLE ASSETS

     The Improvements are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, are free from latent and patent defects, and are adequate for the uses to which they are being put, except as set forth in Section 3.12(b) of Seller’s Disclosure Schedule. Each item of tangible personal property of each Acquired Company is in good operating condition and repair, ordinary wear and tear excepted, is free from latent and patent defects and is suitable for immediate use in the Ordinary Course of Business. The Real Property and tangible personal property of the Acquired Companies are free and clear of all Encumbrances and constitute all of Seller’s assets necessary for (i) the conduct of the Business as currently conducted by Seller and its Related Persons, and (ii) the continued operation of the Acquired Companies after the Closing in the same manner as before the Closing.

     Set forth in Section 3.12(b) of Seller’s Disclosure Schedule is a true and complete list of all the material machinery, equipment and vehicles used in connection with the Business as at the date of this Agreement, together with a breakdown of their age, original cost, and net book value as at the date hereof, and monthly hire-purchase, lease or rental payments (where applicable) payable in respect thereof.

     INTELLECTUAL PROPERTY

          (a) An Acquired Company owns or has the rights pursuant to a valid Contract to all material items of Seller’s Intellectual Property necessary for the operation of the Acquired Companies as presently conducted. Each material item of Intellectual Property owned or licensed by an Acquired Company as of the date of this Agreement will be owned or licensed by an Acquired Company on substantially identical terms immediately subsequent to the Closing.

          (b) No Acquired Company has received any notice or other communication (whether oral or written) regarding any actual, alleged or potential interference, infringement, misappropriation or Contravention and Seller has no Knowledge or reasonable basis to suspect that any Acquired

Company has interfered with, infringed upon, misappropriated or otherwise Contravened any intellectual property rights or confidential information of third parties. No event has occurred, and Seller has no Knowledge or reasonable basis to suspect that any circumstance exists, that may (with or without notice or lapse of time) constitute or result, directly or indirectly, in any such interference, infringement, misappropriation or Contravention or that the continued operation of the Acquired Companies after the Closing as presently conducted constitute or result, directly or indirectly, in any such interference, infringement, misappropriation or Contravention. To Seller’s Knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise Contravened any Intellectual Property rights of any Acquired Company.

          (c) Section 3.13(c) of Seller’s Disclosure Schedule identifies each issued patent, design and each registered trademark, service mark and copyright owned by an Acquired Company and identifies each pending patent application or application for registration that has been made with respect to any Intellectual Property owned by an Acquired Company. Seller has delivered to Buyer true and complete copies of all such patents, registrations and applications, each as amended to date, and has made available to Buyer true and complete copies of all other written documentation evidencing ownership and prosecution of each such item. With respect to each item of Intellectual Property required to be identified in Section 3.13(c) of Seller’s Disclosure Schedule:

     An Acquired Company possesses all right, title and interest in and to the item, and at Closing, subject to the release contemplated in Section 7.4(d) below, such rights will be free and clear of any Encumbrances, without any duty of attribution or accounting, provided, however; that all Oracle software and related hardware will remain owned by Seller;

     The item is not subject to any outstanding Order;

     No Proceeding is pending or, to Seller’s Knowledge, threatened, which challenges the legality, validity, enforceability, use or ownership of the item, and no event has occurred or circumstance exists that may give rise to such a challenge;

     No Acquired Company has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other Contravention with respect to the item;

     All registration and renewal fees due as of Closing have been paid in respect of all registered Intellectual Property so identified;

     All such registrations are valid and in force, and all applications to register any unregistered Intellectual Property are pending and in good standing, all without challenge of any kind;

     An Acquired Company has the sole and exclusive right to bring actions for infringement or unauthorized use of the Intellectual Property owned by it, and, to Seller’s Knowledge, there is no basis for any such action; and

     No Acquired Company has granted any sublicense or similar right with respect to any such Intellectual Property.

     The Intellectual Property (i) owned by a third party is not subject to any transfer, assignment, site, equipment or other operational limitations, except that the Oracle Software and hardware will remain owned by Seller and will not be transferred to an Acquired Company, (ii) owned by an Acquired Company (1) bears all necessary proprietary notices (including without limitation the notice of copyright in accordance with the requirements of 17 U.S.C. §401), and (2) was developed through the efforts or for the account only of an Acquired Company, without the aid or use of any consultants, agents, independent contractors or employees (other than employees of an Acquired Company), or any such Person who did assist or participate in its development is a party to a “work for hire” agreement under which an Acquired Company is deemed to be the owner of the Intellectual Property ab initio, or has executed an assignment of all of such Person’s right, title and interest in and to the Intellectual Property to an Acquired Company. Seller has no Knowledge or reasonable basis to suspect that the Intellectual Property owned by an Acquired Company is used or disclosed other than pursuant to confidentiality and nondisclosure agreements.

     Except as disclosed in Section 3.13(e) of Seller’s Disclosure Schedule, and excluding any item that is not required to be listed pursuant to Section 3.14(a)(vi) of Seller’s Disclosure Schedule, with respect to any computer software comprising the Intellectual Property, an Acquired Company is in possession of all source code, system documentation, statement of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools and higher level (or “proprietary”) languages used for development, maintenance, implementation and use thereof, so that a trained computer programmer could develop, maintain, support, compile and use all releases or separate versions of the same.

     Any computer software and related technical information comprising the Intellectual Property complies with all applicable requirements of Laws relating to the export or re-export of the same, and for any such item owned by an Acquired Company, such item may be exported or re-exported to all non-U.S. embargoed countries without the necessity of any license.

     Except as otherwise disclosed in Section 3.13(g) of Seller’s Disclosure Schedule:

     All reasonable steps have been taken to ensure that any and all forms of computer program, including without limitation, applications and operating systems and in each case whether in source, object or machine form used by an Acquired Company (the “Software”) is free from any virus, worm, salami, Trojan Horse, back door or other disabling code (“Virus”), an Acquired Company has used current commercially available computer programs to detect the presence of a Virus, and there are no grounds to believe that any Virus has come into contact with the Software.

     There have been no material failures or breakdowns of any of the Computer Systems or Software, or corruption of any data, in the 18 months preceding the Closing. For the purposes of this Section only, “material” means any failure or breakdown which has caused loss to any Acquired Company of its business, customers or contracts which has resulted in a financial impact on that Acquired Company of $10,000 or more. For the purposes of Section 3.13(g), “Computer Systems” means the computer and data processing systems, information and communications technologies used in or for the business of an Acquired Company or the KES

Business including hardware, proprietary and third party software, networks, data storage devices, printers, VDU’s, firmware, dedicated power supplies, cabling, peripherals and associated documentation.

     Each Acquired Company has relied upon a disaster recovery plan of Seller in respect of damage to or destruction of some or all of the Computer Systems. Except as provided in the Transition Services Agreement, this plan will not be available following Closing.

     Each of the Acquired Companies has procedures in place to ensure the security of the Computer Systems and data stored on them, including an effective firewall, encryption software, properly administered and run password protection, virus checking software and procedures for taking and storing back-up copies of the Software and all data stored on the Computer Systems and no unauthorised access, amendment or damage to such data has taken place since December 31, 1999.

     The Computer Systems are Date Compliant. For the purposes of this Section 3.13(g)(v), “Date Compliant” means the ability of a computer system and/or related hardware, and/or software and/or microcode to be unaffected either in its performance or in its functionality, by any dates (past, present and future) and in particular (but without prejudice to the generality of the foregoing):

                         (A)     no value for current date causes or will cause any interruption in operation;

                         (B)     date-based functionality behaves and will behave consistently for all dates;

                         (C)     in all interfaces and data storage, the century in any date is and will be specified either explicitly or by unambiguous algorithms or inferencing rules; and

                         (D)     all leap years are and will be recognised as a leap year.

     Any and all development, implementation, upgrading, porting and other projects related to Software used by an Acquired Company (A) are proceeding in accordance with its written schedule without material delay, (B) have not exceeded the established budget for the project by more than 5%, (C) has not been terminated, abandoned or delayed within the prior 24 months, (D) to Seller’s Knowledge, may be carried on by the Acquired Company after Closing under the same conditions and with the same material, infrastructure and personnel as was carried on by the Acquired Company prior to Closing.

          (h) With respect to each Company Contract required to be identified in Section 3.14(a)(vi) of Seller’s Disclosure Schedule pursuant to which an Acquired Company uses Intellectual Property owned by a third party:

               (i)     The underlying item of Intellectual Property is not subject to any Order;

               (ii)     No Proceeding is pending or, to Seller’s Knowledge, threatened, which challenges the legality, validity, enforceability, use or ownership of the underlying item of Intellectual Property, and no event has occurred or circumstance exists that may give rise to such a challenge; and

               (iii)     With respect to such Company Contracts under which an Acquired Company is a sublicensee, the representations and warranties set forth in Sections 3.14(c) and 3.14(d) are, to Seller’s Knowledge, true and correct with respect to the underlying license.

          (i) Except as disclosed in Section 3.13(i) of Seller’s Disclosure Schedule, any Internet web sites and domain names used by SSPS are appropriately registered with the China Internet Information Center.

     CONTRACTS; NO DEFAULTS

     Section 3.14(a) of Seller’s Disclosure Schedule contains an accurate and complete list of:

     each Company Contract that involves performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $50,000;

     each Company Contract that involves performance of services for or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $50,000;

     each Company Contract that was not entered into in the Ordinary Course of Business and that involves the expenditure or receipt by one or more Acquired Companies of an amount or value in excess of $50,000;

     each Company Contract that is a (A) mortgage, indenture, note, installment obligation or other instrument relating to the borrowing of money, (B) letter of credit, bond or other indemnity (including letters of credit, bonds or other indemnities as to which an Acquired Company is the beneficiary but excluding endorsements of instruments for collection in the Ordinary Course of Business) or (C) currency or interest rate swap, collar or hedge agreement that will not be released as to the Acquired Companies as of Closing;

     each Company Contract affecting the ownership of, leasing of, title to, use of, or any other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a term of less than one year);

     each Company Contract with respect to Intellectual Property (including Contracts with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property) except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $50,000 under which an Acquired Company is the licensee, and the list identifies those pursuant to which an Acquired Company uses Intellectual Property owned by a third party;

     each Company Contract with any labor union or other employee representative of a group of employees;

     each Company Contract with any employee or independent contractor providing services for an Acquired Company or the KES Business (including covenants not to compete or other restrictive covenants);

     each Company Contract other than Company Plans involving a sharing of profits, losses, costs or Liabilities by an Acquired Company with any other Person;

     each Company Contract containing covenants that in any way purport to restrict the business activity of an Acquired Company or limit the freedom of an Acquired Company to engage in any line of business or to compete with any Person;

     each Company Contract providing for payments to or by any Person based on or determined by reference to sales, purchases or profits, other than direct payments for goods;

     each power of attorney that is currently effective and outstanding;

     each Company Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by an Acquired Company to be responsible for consequential damages;

     each Company Contract for capital expenditures in excess of $50,000; and

     each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by an Acquired Company other than in the Ordinary Course of Business.

     Seller has delivered to Buyer a true and complete copy (in the case of each written Company Contract) or an accurate and complete written summary (in the case of each oral Company Contract) of each of the Company Contracts listed on Section 3.14(a) of Seller’s Disclosure Schedule.

     Each Company Contract is in full force and effect and is valid and enforceable in accordance with its terms. Except as disclosed in Section 3.14(c) of Seller’s Disclosure Schedule, (i) neither an Acquired Company nor any other party to a Company Contract has Contravened any of the applicable terms of a Company Contract; (ii) no event has occurred (including the transfer of the Acquired KES Assets to SSPS) or circumstance exists that (with or without notice or lapse of time) may constitute or result directly or indirectly in Contravention of any Company Contract; and (iii) no Acquired Company has given or received notice or other communication (written or oral) regarding any actual, alleged or potential Contravention of any Company Contract.

     No party to a Company Contract has repudiated any provision of it. There currently are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any Company Contracts, nor has any written demand for renegotiation been made. Seller has no Knowledge that any party to a Company Contract does not intend to renew it.

     Set forth in Section 3.14(e) of Seller’s Disclosure Schedule is a true and complete list and description of all warranty claims made against each Acquired Company and the KES Business by its customers since December 31, 1997.

     Except as set forth in Section 3.14(a) of Seller’s Disclosure Schedule, no Acquired Company is a member of, or party to, any association, partnership, joint venture, consortium, profit or loss sharing arrangement or agency, licensing, marketing, distributorship, purchasing or manufacturing agreement or arrangement.

     CUSTOMERS AND SUPPLIERS

Section 3.15 of Seller’s Disclosure Schedule lists the names and addresses of the 20 largest customers and the 10 largest suppliers (measured in each case by dollar volume of purchases or sales during the year ended December 31, 2002) of the Acquired Companies and the KES Business, taken as a whole, and the dollar amount of purchases or sales which each such customer or supplier represented during the years ended December 31, 2001 and 2002, respectively. To Seller’s Knowledge, there has not been any, and to, Seller’s Knowledge, there has not been any threat of, termination, cancellation or material limitation of, or any material change in, the business relationship of any Acquired Company with any customer, supplier, group of customers or group of suppliers listed in Section 3.15 of Seller’s Disclosure Schedule and, to Seller’s Knowledge, there are no facts that could give rise to termination, cancellation or material limitation of, or any material change in such business relationship (including the transfer of the Acquired KES Assets from KES to SSPS). To Seller’s Knowledge, no customer of any Acquired Company has any right to any credit or refund for products sold or services rendered or to be rendered by the Acquired Company pursuant to any Contract, understanding or practice of the Acquired Company other than pursuant to the normal course return policy of the Acquired Companies described in Section 3.15 of Seller’s Disclosure Schedule and, Seller’s Knowledge, there are no facts that could give rise to any such right to any credit or refund for products sold or services rendered or to be rendered by the Acquired Company other than pursuant to the normal course return policy of the Acquired Company.

     INSURANCE

Each Acquired Company is a named insured on insurance policies covering its insurable business risks and Liabilities (except for business interruption insurance) and providing protection for the business of and the properties owned and used by the Acquired Company. Section 3.16 of Seller’s Disclosure Schedule contains a list and brief description of each (a) insurance policy in which an Acquired Company is a “named insured” or otherwise providing insurance to an Acquired Company as an insured party or additional insured party, or on any other basis, that was in effect since June 30, 1999, and (b) any self-insurance program, retrospective premium program or captive insurance program in which an Acquired Company has participated since June 30, 1999. For each such insurance policy, Section 3.16 of Seller’s Disclosure Schedule sets forth the type of coverage provided by the policy, whether the policy is provided on a primary, excess, excess umbrella or other basis, the identity of the named insured, the policy number, the name and address of the insurance carrier, the annual premium, the policy period and the policy liability limits (including any deductible or self-insured retention and, if known, the remaining, intact, unexhausted liability limits). Section 3.16 of Seller’s Disclosure Schedule also contains a list and brief description of all circumstances, potential claims, claims, damages, injuries, occurrences, losses and lawsuits for which an Acquired Company, or any Person on its behalf, has provided notice to any insurer or otherwise sought coverage under any insurance policy or program identified in Section 3.16 of Seller’s Disclosure Schedule (including settled and outstanding claims). The Acquired Companies have complied with each such insurance policy and program and have not failed to give any notice or present any claim thereunder in a due and timely manner which failure would reasonably be expected to result in a loss or forfeiture of any material right thereunder. Coverage under these insurance policies will not be available following Closing.

     TAXES

     The Acquired Companies have filed (or have had filed on their behalf) on a timely basis all Tax Returns as required to be filed by or with respect to the Acquired Companies prior to the Closing Date. Each such Tax Return is accurate and complete in all respects. All Taxes shown as due and owing on all such Tax Returns have been paid or appropriate provision for unpaid Taxes have been made and are reflected as Liabilities on the Balance Sheet of the Acquired Companies. Except as disclosed in Section 3.17(a) of Seller’s Disclosure Schedule, the Acquired Companies have not requested an extension of time within which to file any Tax Return which has not since been filed.

     Parent and Seller have filed (or have had filed on their behalf) on a timely basis all Tax Returns that they were required to file for each taxable period which include or are based upon the assets, operations, ownership or activities of the Acquired Companies including any consolidated combined, unitary, fiscal unity or similar Tax Return which includes or is based upon the assets, operations, ownership, or activities of the Acquired Companies. Each such Tax Return is accurate and complete in all respects. All Taxes shown as due and owing on all such Tax Returns have been paid or appropriate provision for unpaid Taxes have been made and are reflected as Liabilities on the Balance Sheet of the Acquired Companies. Except as disclosed in Section 3.17(b) of Seller’s Disclosure Schedule, Parent and Seller have not requested an extension of time within which to file any Tax Return which has not since been filed.

     The Acquired Companies have and will have no additional Liability for Taxes with respect to any Tax Return which was required by applicable Laws to be filed on or before the Closing Date, other than those reflected as liabilities on the Balance Sheet. The amounts reflected as liabilities on the Balance Sheet for all Taxes are adequate to cover all unpaid Liabilities for all Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period ended on and including the Closing Date or to any years and periods prior thereto and for which any Acquired Company may be directly or contingently liable in its own right or as a transferee of the assets of, or successor to, any Person.

     No federal, state, local or foreign audits or other Proceedings exist, or to Parent’s or Seller’s Knowledge, are pending or threatened with regard to any Taxes or Tax Returns of any Acquired Company. None of Parent, Seller or the Acquired Companies have received any notice that an audit or other Proceeding is pending or threatened with respect to any Taxes due from or with respect to any Acquired Company or any Tax Return filed by or with respect to any Acquired Company. None of Parent, Seller or the Acquired Companies have granted or been requested to grant any waiver or extension of any statutes of limitations applicable to any claim for Taxes.

     All Tax deficiencies that have been claimed, proposed or asserted against any Acquired Company have been fully paid or finally settled, and no issue has been raised in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.

     No position has been taken on any Tax Return which includes the business or operations of any Acquired Company for a taxable year for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is contrary to any publicly announced position of a taxing authority or that is substantially similar to any position which a taxing authority has successfully challenged in the course of an examination of a Tax Return of the Parent, Seller or any Acquired Company.

     All Taxes that each Acquired Company is required by law to withhold or collect, including sales and use Taxes and amounts required to be withheld for Taxes of employees, have been duly withheld or collected and, to the extent required, have been paid over to the proper taxing authority or are held in separate bank accounts for such purpose.

     None of the Acquired Companies is or has been a United States real property holding corporation (as defined in Code Section 897(c)(2)) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

     There are no Encumbrances upon any properties or assets of any Acquired Company arising from any failure or alleged failure to pay any Tax.

     No Acquired Company has made or become obligated to make, and no Acquired Company will as a result of any Contemplated Transaction become obligated to make, any payments that will not be deductible under Section 280G or 162(m) of the Code, nor will any Acquired Company be required to “gross up” or otherwise compensate any individual because of the imposition of any excise tax on such a payment to the individual.

     No Acquired Company will be obligated to pay Taxes of any Person other than itself under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

     None of the Acquired Companies will have any taxable income or gain as a result of prior intercompany transactions that have been deferred and that will be taxed as a result of the Contemplated Transactions.

     Any tax sharing agreement (whether written or imposed pursuant to any Tax Law) between Parent, Seller and any Acquired Company shall be terminated as of the Closing Date and will have no further affect for any taxable year (whether current, future or past).

     No claim has ever been made by a Governmental Body in a jurisdiction where the Parent, Seller or the Acquired Companies does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

     No charge to Tax will arise on SSPEL as a result of the signing of this Agreement or the Closing.

     SSPEL is registered in the UK for Value Added Tax (“VAT”) purposes and is not, and has never been, for UK VAT purposes, a member of a group of companies. SSPEL has complied with all statutory provisions and regulations relating to UK VAT and has duly paid or provided for all amounts of VAT for which SSPEL is liable. SSPEL is not registered, and has never been required to be registered, for VAT purposes, or to account for VAT, in any jurisdiction other than the UK.

     KES duly and accurately declared to the relevant Governmental Body the import of any Acquired KES Assets.

     KES obtained all necessary approvals from the relevant Governmental Body to effect the transfer of the Acquired KES Assets to SSPS and paid all Taxes arising from, or relating to, the transfer.

     No Acquired Company is liable to, or has at any time incurred any Liability related to, Tax in any jurisdiction other than the jurisdiction in which it was incorporated.

     EMPLOYEE BENEFITS

     Section 3.18(a) of Seller’s Disclosure Schedule contains an accurate and complete list of all Company Plans and material Other Benefit Obligations and sets forth the financial cost of all obligations owed under any Company Plan or material Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

     Seller has delivered to Buyer (i) all documents that set forth the terms of each Company Plan or material Other Benefit Obligation, and of any related trust, including all summary plan descriptions, summaries and descriptions furnished to participants and beneficiaries, (ii) all personnel, payroll and employment manuals and policies of each Acquired Company, (iii) a written description of any Company Plan or material Other Benefit Obligation that is not otherwise in writing, (iv) all registration statements filed with respect to any Company Plan, (v)

all insurance policies purchased by or to provide benefits under any Company Plan, (vi) all reports submitted since December 31, 1999, by third-party administrators, actuaries, investment managers, trustees, consultants or other independent contractors with respect to any Company Plan or Other Benefit Obligation, (vii) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan and Other Benefit Obligation, including all schedules thereto and the opinions of independent accountants, (viii) all notices that were given regarding any Company Plan by any Acquired Company, any ERISA Affiliate or any Company Plan to the IRS, the PBGC or any participant or beneficiary, pursuant to statute, since December 31, 1999, including notices that are expressly mentioned elsewhere in this Section, (ix) all notices that were given by the IRS, the PBGC or the Department of Labor regarding any Company Plan to any Acquired Company, any ERISA Affiliate or any Company Plan since December 31, 1999, and (x) with respect to Company Plans that are Qualified Plans, the most recent determination letter for each such Plan.

     The Acquired Companies have performed all of their obligations under all Company Plans and with respect to all Other Benefit Obligations. The Acquired Companies have made appropriate entries in their financial records and statements for all obligations and liabilities under the Company Plans and Other Benefit Obligations that have accrued but are not due. The Acquired Companies, with respect to all Company Plans and Other Benefit Obligations, are and each Company Plan and Other Benefit Obligation is in compliance in all material respects with ERISA, the Code and other applicable Laws, including the provisions of such Laws expressly mentioned in this Section. No transaction prohibited by ERISA Section 406 and no “prohibited transaction” under Code Section 4975(c) has occurred with respect to any Company Plan. Neither Seller nor any Acquired Company has any Liability to the IRS with respect to any Plan, including any Liability imposed by Chapter 43 of the Code. Neither Seller nor any Acquired Company has any Liability to the PBGC with respect to any Plan or has any Liability under ERISA Section 502 or Section 4071. All contributions and payments made or accrued with respect to all Company Plans and Other Benefit Obligations are deductible under Code Sections 162 or 404. No event has occurred or circumstance exists that may result in (i) a material increase in premium costs of Company Plans and Other Benefit Obligations that are insured or (ii) a material increase in benefit costs of Company Plans and Other Benefit Obligations that are self-insured. Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, any Company Plan or Other Benefit Obligation is pending or, to Seller’s Knowledge, is threatened.

     Except as set forth in Section 3.18(d) of Seller’s Disclosure Schedule, each Qualified Plan of each Acquired Company has received a favorable determination letter from the IRS that it is qualified under Code Section 401(a) and that its related trust is exempt from federal income tax under Code Section 501(a), and each such Plan complies in form and in operation with the requirements of the Code and meets the requirements of a “qualified plan” under Section 401(a) of the Code. No event has occurred or circumstance exists that may give rise to disqualification or loss of tax-exempt status of any such Plan or trust. Each Acquired Company and each ERISA Affiliate of an Acquired Company has met the minimum funding standard, and has made all contributions required under each Company Plan and Multiemployer Plan of the Company, under ERISA Section 302 and Code Section 412. There is no unfunded liability under any Company Plan.

     Except as set forth in Section 3.18(e) of Seller’s Disclosure Schedule, no Acquired Company nor any ERISA Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any Plan that is subject to Title IV of ERISA (“Title IV Plan”). Except as set forth in Section 3.18(e) of Seller’s Disclosure Schedule, neither the Seller nor any Acquired Company has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any voluntary employees’ beneficiary association under Code Section 501(c)(9), any organization or trust described in Code Section 501(c)(17) or 501(c)(20), or any welfare benefit fund as defined in Code Section 419(e). No Acquired Company nor any ERISA Affiliate has ever established, maintained, contributed to or otherwise participated in, or had an obligation to maintain, contribute to or otherwise participate in, any Multiemployer Plan. Except to the extent required under ERISA Section 601 et seq. and Code Section 4980B, no Acquired Company provides health or welfare benefits for any retired or former employee nor is any Acquired Company obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

     Seller and each Acquired Company have paid all amounts due to the PBGC pursuant to ERISA Section 4007. No Acquired Company or any ERISA Affiliate of an Acquired Company has ceased operations at any facility or has withdrawn from any Title IV Plan in a manner that would subject Seller or any Acquired Company to Liability under ERISA Sections 4062(e), 4063 or 4064.

     No Acquired Company or any ERISA Affiliate of an Acquired Company has filed a notice of intent to terminate any Company Plan or has adopted any amendment to treat a Company Plan as terminated. The PBGC has not instituted Proceedings to treat any Company Plan as terminated. No event has occurred or circumstances exist that may constitute grounds under ERISA Section 4042 for the termination of, or the appointment of a trustee to administer, any Company Plan. No amendment has been made, or is reasonably expected to be made, to any Company Plan that has required or could require the provision of security under ERISA Section 307 or Code Section 401(a)(29).

     No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan. To Seller’s Knowledge, no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan. The actuarial report for each Company Plan that is a pension plan fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP. The actuarially determined present value of all accrued benefits under each Title IV Plan of Seller or each Acquired Company (determined on a projected benefits basis) does not exceed, as of the Closing Date, the fair market value of the assets of each such Title IV Plan. No reportable event (as defined in ERISA Section 4043 and in regulations issued thereunder) has occurred.

     Each Acquired Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees. Seller and all Acquired Companies have complied with the provisions of ERISA Section 601 et seq. and Code Section 4980B and with the provisions of ERISA Section 701 et seq. and Subtitle K of the Code.

     No payment that is owed or may become due to any director, officer, employee or agent of any Acquired Company will be non-deductible to the Acquired Company under Code Section

280G or subject to tax under Code Section 4999, nor will any Acquired Company be required to “gross up” or otherwise compensate such person because of the imposition of any excise tax on a payment to such person. Except as set forth in Section 3.18(j) of Seller’s Disclosure Schedule, the consummation of the Contemplated Transactions will not result in the payment, vesting or acceleration of any benefit under or in connection with any Company Plan or Other Benefit Obligation.

     Seller has properly accrued for Seller’s Pro Rata Share of the Annual Incentive Plans based upon an assumption of meeting plan targets. Section 3.18(k) of Seller’s Disclosure Schedule contains: (i) a true and complete list of all Annual Incentive Plans and (ii) a calculation of Seller’s Pro Rata Share of the Annual Incentive Plans based on the pro ration of the Annual Incentive Plans to reflect (A) the application of the Annual Incentive Plans to the period from January 1, 2003 through September 30, 2003 and (B) the term of employment with Seller of the Transferring KES Employees and employees of the Acquired Companies during the current calendar year prior to Closing.

     EMPLOYEE RESTRICTIONS

          Except as set forth in Section 3.19 of Seller’s Disclosure Schedule, no employee, director, officer, agent, consultant or contractor of any Acquired Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights agreement, with any other Person that in any way adversely affects or will affect (a) the performance of his or her duties for the Acquired Companies, (b) his or her ability to assign to an Acquired Company rights to any invention, improvement, discovery or information relating to the business of the Acquired Companies, or (c) the ability of the Acquired Companies to conduct their business. To Seller’s Knowledge, no director, officer, Key Employee or group of employees of the Acquired Companies intends to terminate his or their employment with an Acquired Company within one year of the date hereof.

     LABOR RELATIONS; EMPLOYMENT LAW COMPLIANCE; EMPLOYEES

     Seller and each Acquired Company are in material compliance with all domestic and foreign Laws, regulations, ordinances, codes or other legally binding rules applicable to the business and its own policies relating to employment and employment practices.

     Except as set forth in Section 3.20(b) of Seller’s Disclosure Schedule, since December 31, 2000, there has not been, and there is not presently pending or threatened against any Acquired Company or the KES Business, any charge of discrimination relating to any actual or alleged violation of any labor relations, employment or employment practice law.

     Since June 30, 1999, there has not been, and there is not presently pending, any audit, investigation, or citation of any Acquired Company relating to violation of or compliance with any Law regarding labor and employment practices.

     The Acquired Companies have, and at all previous times since June 30, 1999, had, worker’s compensation insurance covering its employees and former employees, as required by Law.

     Seller and the Acquired Companies have not caused any “employment loss” (as that term is defined in the WARN Act) at any time on and after the date that is 90 days immediately preceding the Closing.

     No Acquired Company has been, or is now, a party to any collective bargaining agreement or other labor Contract. To Seller’s Knowledge, no application or petition is pending for an election of or for certification of a collective bargaining agent representing any Acquired Company’s employees.

     Section 3.20(g) of Seller’s Disclosure Schedule sets forth a true and complete list of each works council, union or other labor organization which has to be notified or consulted or with which negotiations need to be conducted in connection with the Contemplated Transaction and each collective bargaining agreement which has any impact on the terms and conditions of employment with respect to the employees of any Acquired Company and the KES Business. Where required under local law, Seller or the Acquired Company will have, prior to the Closing Date, properly and timely notified, or where appropriate, consulted or negotiated with, the local works council, union, labor board or relevant governmental agency concerning the Contemplated Transactions.

     Since June 30, 1999, there has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened, any strike, slowdown, picketing, employee grievance process or other work stoppage or labor dispute involving an Acquired Company or the KES Business or the Facilities. Since June 30, 1999, no event has occurred (including the transfer of the Acquired KES Assets from KES to SSPS or the termination of employment by KES of each employee primarily involved in the KES Business (the “Transferring KES Employees”)) or circumstance exists that may provide the basis for any such work stoppage or labor dispute. There is no lockout of any employees by an Acquired Company, and no Acquired Company contemplates such action.

     Section 3.20(i) of Seller’s Disclosure Schedule contains an accurate and complete list of the following information for each director, officer, full-time employee, independent contractor, consultant and agent of each Acquired Company, including each employee on leave of absence or layoff status: name, employer, job title, date of hiring or engagement, date of commencement, current compensation paid or payable and any change in compensation since last six months, sick and vacation leave that is accrued but unused, and service credited for purposes of vesting and eligibility to participate under any Company Plan.

     In relation to each Acquired Company, there are no pending or, to Seller’s Knowledge, threatened claims or litigation of any type by any existing or former employee of any Acquired Company or the KES Business.

     Full details of all temporary workers, contractors or self-employed individuals have been disclosed to Buyer prior to Closing. Each Acquired Company has complied with all applicable Laws in relation to each such person. All such persons are not employees of any Acquired Company or KES (but only to the extent related to the Business).

     Except as set forth in Section 3.20(l) of Seller’s Disclosure Schedule, none of the Key Employees have indicated to their employer that he or she intends to resign or retire as a result of the Contemplated Transactions or otherwise before the first anniversary of the Closing Date and no notice with respect to the same has been received by Seller or any Acquired Company.

     Except as set forth in Section 3.20(m) of Seller’s Disclosure Schedule, to Seller’s Knowledge, no person who is not an employee of an Acquired Company as of the date hereof has a right to return to work or any right to be reinstated or re-employed by an Acquired Company in connection with the Business whether under any Law or otherwise.

     No employee of an Acquired Company will become entitled by virtue of his or her contract of employment to any enhancement in or improvement to his or her remuneration, benefits or terms and conditions of employment by reason of the Contemplated Transactions.

     No board director or employee of an Acquired Company is or will become entitled by virtue of his or her contract of employment or appointment or otherwise to any claim from an Acquired Company or Buyer for any compensation, redundancy, relocation or repatriation costs arising as a result of the termination or cessation of his or her appointment to or employment with an Acquired Company at the Closing or otherwise by reason of the consummation of the Contemplated Transactions.

     No employee of an Acquired Company in the PRC or Transferring KES Employee has been offered or granted the right to be employed or remain in the employment of an Acquired Company for life or indefinitely, and every contract of employment, including each labor contract that has been signed or entered into between SSPS and each of the Transferring KES Employees and each employment agreement entered into between an Acquired Company and each of its expatriate employees, as of the Closing Date, reserves to each Acquired Company the right to terminate the employment of the relevant employee of each Acquired Company in accordance with applicable PRC labor and employment Laws in the case of local employees, and at will or upon the giving of notice or payment in lieu thereof in the case of expatriate employees.

     Except as set forth in Section 3.20(q) of Seller’s Disclosure Schedule, none of the Acquired Companies provides or, to Seller’s Knowledge, has any obligation to provide social benefits, facilities or services such as canteens, hospitals, schools, sports arenas or welfare to, or on behalf of, the employees of an Acquired Company or any third party.

     Except for the Annual Incentive Plans listed in Section 3.18(k) of Seller’s Disclosure Schedule and except as may otherwise be agreed upon by the parties between the date hereof and the Closing Date, Seller or the Acquired Companies will have fully paid all employees, directors, officer, agents, consultants, and independent contractors of the Acquired Companies all earned, accrued or promised compensation, including regular pay, overtime pay, holiday pay, bonuses, commissions, and accrued paid time off (including vacation time), arising out of employment or the performance of services up to and through the Closing Date.

     Seller represents and warrants that as of the Closing Date, KES will have terminated or fully ended the employment or contracting relationships of all employees, directors, officers, agents,

consultants, and independent contractors of the KES Business and Seller will have fully and completely satisfied any and all obligations, payments, notices, consents, and liabilities under Laws to such employees, directors, officers, agents, consultants, and independent contractors, arising out of or due to such terminations or their employment by the KES Business prior to such terminations, including, termination indemnities and transfers of undertaking arising under the Laws of the PRC and any claims of benefits of such employees, contractors, or consultants on the basis of their employment by the KES Business.

     ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

     Seller and each Acquired Company is, and at all times has been, in full compliance with, and has not been and is not in Contravention of or liable under, any Environmental Law or Occupational Safety and Health Law. Neither Seller nor any Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible received, any actual or threatened Order, notice or other communication from (i) any Governmental Body or other Person acting in the public interest, or (ii) any third party, of any actual or potential violation or failure to comply with any applicable Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which Seller or Acquired Company has had an interest, or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received, except as set forth in Section 3.21(a) of Seller’s Disclosure Schedule.

     There are no pending or, to Seller’s Knowledge, threatened, claims, Encumbrances or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities or arising under any applicable Environmental Law or Occupational Safety and Health Law, with respect to or affecting any Facilities or any other properties and assets (whether real, personal or mixed) in which Seller or Acquired Company has or had an interest.

     Seller has no Knowledge of or any basis to expect, nor has it or any other Person for whose conduct it is or may be held responsible, received any citation, directive, inquiry, notice, Order, summons, warning or other communication (i) that relates to Hazardous Activity, Hazardous Materials or any actual, alleged or potential Contravention of or failure to comply with any Environmental Law or Occupational Safety and Health Law, or (ii) of any actual, alleged or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which Seller or any Acquired Company had an interest, or with respect to any property or facility to or by which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller, any Acquired Company, or other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

     Neither Seller nor any Acquired Company, nor any other Person for whose conduct they are or may be held responsible, has any Environmental, Health and Safety Liabilities with respect to any Facility or, to Seller’s Knowledge, with respect to any other property or asset (whether real, personal or mixed) in which Seller or any Acquired Company (or any predecessor) has or had an interest, or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

     There are no Hazardous Materials present on or in the Environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps or any other part of any Facility or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller, nor any Acquired Company, nor any other Person for whose conduct they are or may be held responsible, nor, to the Seller’s Knowledge, any other Person has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or other property or asset (whether real, personal or mixed) in which Seller or any Acquired Company has or had an interest except in full compliance with applicable Environmental Laws.

     There has been no Release or, to Seller’s Knowledge, threat of Release, of any Hazardous Materials at, to or from any Facility or at, to or from any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which any Seller or Acquired Company has or had an interest, or any geologically or hydrologically adjoining property, whether by Seller, any Acquired Company or any other Person, except as set forth in Section 3.21(f) of Seller’s Disclosure Schedule.

     Seller has delivered to Buyer true and complete copies of any reports, studies, analyses, tests or monitoring results possessed or initiated by Seller or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on or under any Facilities, or concerning compliance by Seller, any Acquired Company or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

     Seller and all Acquired Companies possess, and at no time have failed to possess, all permits and other authorizations required to be possessed under any applicable Environmental Law and Occupational Health and Safety Law for operation of the Business and for all activities conducted by them or allowed by them to be conducted at each Facility. To Seller’s Knowledge, at no time has Seller or any Acquired Company failed to comply with any term of such permit or other authorization.

     Neither Seller, nor any Acquired Company has any Liability pursuant to or arising out of the 1993 OSHA Audit of the property in Niles, Illinois.

     COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS

     Without limiting the scope of any other representation in this Agreement, each Acquired Company is, and at all times since June 30, 1999, and, to Seller’s Knowledge, at all times from December 31, 1997 through June 30, 1999, each Acquired Company and the KES Business has been, in full compliance with each Law that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets. No event has occurred or circumstance exists that (with or without notice or lapse of time) may cause an Acquired Company to Contravene any Law or may give rise to any obligation on the part of an Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Except as set forth in Section 3.22(a) of Seller’s Disclosure Schedule, none of Seller, any Acquired Company or the KES Business has at any time since June 30, 1999 received, or to Seller’s Knowledge, at any time from December 31, 1997 through June 30, 1999 received, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged or potential Contravention of any Law or any actual, alleged or potential obligation on the part of an Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     Section 3.22(b) of Seller’s Disclosure Schedule contains an accurate and complete list of each Governmental Authorization that is held by each Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, an Acquired Company, all of which are valid and in full force and effect and will remain so following the Closing. Each Acquired Company is, and at all times since June 30, 1999, and, to Seller’s Knowledge, at all times from December 31, 1997 through June 30, 1999, each Acquired Company and the KES Business has been, in full compliance with all of the terms and requirements of each such Governmental Authorization. No event has occurred (including the transfer of the Acquired KES Assets from KES to SSPS or termination of the Transferring KES Employees’ employment with KES) or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in Contravention of any Governmental Authorization. No Acquired Company or the KES Business has received at any time since December 31, 1997 any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged or potential Contravention of any Governmental Authorization. All applications required to have been filed for the renewal of such Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations (including as a result of the transfer of the Acquired KES Assets from KES to SSPS or termination of the Transferring KES Employees’ employment with KES) have been duly made on a timely basis with the appropriate Governmental Bodies. All such Governmental Authorizations are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges.

     The Governmental Authorizations listed in Section 3.22(b) of Seller’s Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to conduct their businesses lawfully in the manner in which they currently conduct such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they own and use such assets currently.

     The Acquired Companies currently are and at all times prior have been, in compliance with the EU Data Privacy Directive.

     COMPLIANCE WITH RELEVANT SECURITIES LAWS, THE FOREIGN CORRUPT PRACTICES ACT AND EXPORT CONTROL, ANTI-BOYCOTT AND IMPORT RELATED LAWS

     No Acquired Company or the KES Business, nor any Representative of an Acquired Company or the KES Business, has directly or indirectly, offered, paid, or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of $100 in the aggregate to any one individual in any year) or any commission payment in excess of 5% of the value of any related Contract, to (i) any Person who is an official, officer, agent employee or representative of any Government Body, or any existing or prospective customer (whether government-owned or non-government-owned), (ii) any political party or official thereof, (iii) any candidate for political or political party office, or (iv) any other Person; while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual or any entity affiliated with such customer, political party or official, or political office.

     Each Acquired Company and the KES Business has made all payments to third parties by check mailed to such third parties’ principal place of business or by wire transfer to a bank located in the same jurisdiction as such party’s principal place of business.

     Each transaction is properly and accurately recorded on the books and records of the appropriate Acquired Company or KES, and each document on which entries in the Acquired Companies’ or KES’ (as applicable) books and records are based is accurate and complete in all respects. Each Acquired Company and KES maintain a system of internal accounting controls adequate to insure that the Acquired Company or KES (as applicable) maintains no Off-Balance Sheet Arrangements and that the assets of the Acquired Company and KES are used only in accordance with the management directives of the Acquired Companies and KES (as applicable). Each Acquired Company and KES maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted United States accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Seller has evaluated the effectiveness of internal controls over financial reporting for each Acquired Company and KES. Based on such evaluation, Seller did not identify any Significant Internal Control Deficiency other than those listed on Section 3.23 (c) of Seller’s Disclosure Schedule. For purposes of evaluating the effectiveness of each of the internal controls of each Acquired Company and KES over financial reporting: (a) Seller has evaluated whether each Acquired Company’s and KES’ internal controls are suitably designed to prevent or detect material misstatements in financial reporting, and (b) Seller has considered how each Acquired Company’s and KES’ internal controls are applied, the consistency to which they are applied, and by whom they are applied. As part of these evaluations, Seller has considered (a) controls over initiating, recording, processing, and reporting significant account balances, classes of transactions, and disclosures and related assertions embodied in the financial statements; (b) antifraud programs and controls; (c) controls, including general controls, on which other significant controls are dependent; (d) each significant control in a group of controls that functions together to achieve a control objective; (e) controls over significant nonroutine and nonsystemic transactions (such as accounts involving judgments and estimates); and (f) controls over the period-end financial reporting process, including controls over procedures used to enter transaction totals into the general ledger, to initiate, record and process journal entries in the general ledger, and to record recurring and nonrecurring adjustments to the financial statements.

     Each Acquired Company and the KES Business has at all times complied with all Laws relating to export controls and trade sanctions. No product sold or service provided by an Acquired Company or the KES Business since June 30, 1999, has been, or, to Seller’s Knowledge, from December 31, 1997 through June 30, 1999 was, directly or indirectly, sold to or performed on behalf of Afghanistan, Cuba, Iraq, Iran, Libya, Myanmar (Burma), India, Pakistan, Sudan, Syria or North Korea.

     To Seller’s Knowledge, since December 31, 1997, no Acquired Company or the KES Business was, a party to or a beneficiary under any Contract under which a product has been sold or services provided to customers in Bahrain, Iraq, Kuwait, Jordan, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

     Except as set forth in Section 3.23 of Seller’s Disclosure Schedule, since December 31, 1999, each Acquired Company and the KES Business has been in full compliance with all Laws relating to imports, including import-related Laws which concern sales to customers (including U.S. Laws regarding the North American Free Trade Agreement (“NAFTA”).

     LEGAL PROCEEDINGS; ORDERS

     Section 3.24(a) of Seller’s Disclosure Schedule lists any pending Proceedings (i) by or against any Acquired Company or the KES Business, or that otherwise relate to or may affect the business of, or any of the assets owned or used by, any Acquired Company or the KES Business, or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Seller’s Knowledge, no other such Proceeding has been threatened, and no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to such Proceedings. Such Proceedings will not in the aggregate have a material adverse effect on the financial or other condition, results of operations, assets, Liabilities, equity, business or prospects of any Acquired Company.

     Section 3.24(b) of Seller’s Disclosure Schedule lists each Order to which any Acquired Company or the KES Business, or any of the assets owned or used by any Acquired Company or the KES Business, is subject. To Seller’s Knowledge, no officer, director, agent or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of any Acquired Company.

     Each Acquired Company is, and at all times since June 30, 1999, and, to Seller’s Knowledge, at all times from December 31, 1997 through June 10, 1999, each Acquired Company and the KES Business has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject. No event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject. Since June 30, 1999, no Acquired Company has received, and, to Seller’s Knowledge, from December 31, 1997 through June 30, 1999, no Acquired Company or the KES Business received, , any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

     RELATIONSHIPS WITH RELATED PERSONS

Except as set forth in Section 3.25 of Seller’s Disclosure Schedule, none of the Parent, Seller, any Related Person of Seller, has, or since January 1, 2001 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible), used in or pertaining to any Acquired Company’s business. None of Parent, Seller or any Related Person of Seller, or any Acquired Company owns, or since January 1, 2001 has owned, (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (a) had business dealings or a material financial interest in any transaction with an Acquired Company, or (b) engaged in competition with an Acquired Company with respect to any line of the products or services of the Acquired Company in any market presently served by the Acquired Company. Except as set forth in Section 3.25 of Seller’s Disclosure Schedule, none of Parent, Seller or any Related Person of Seller, or any Acquired Company is a party to any Contract with, or has any claim or right against, an Acquired Company. Section 3.25 of Seller’s Disclosure Schedule describes all services that Parent or Seller, or a Related Person of Parent or Seller, provides to any Acquired Company, utilizing either assets not owned by an Acquired Company or persons not employed by an Acquired Company, and the manner in which the costs of providing such services have been allocated to any Acquired Company.

     BROKERS OR FINDERS

None of Parent, Seller, or any of their respective Representatives, has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions which will not be fully paid by Seller or Parent prior to Closing.

     DISCLOSURE

No representation or warranty of Seller in this Agreement and no statement in Seller’s Disclosure Schedule contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. Seller has no Knowledge of any fact that has specific application to an Acquired Company (other than general economic or industry conditions) and that could reasonably have a material adverse effect on the financial or other condition, results of operations, assets, Liabilities, equity, business or prospects of an Acquired Company that has not been set forth in this Agreement or in Seller’s Disclosure Schedule.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that, except as set forth in Buyer’s Disclosure Schedule:

     ORGANIZATION

Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

     ENFORCEABILITY; NO CONFLICT

     Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and its Ancillary Agreements and to perform its obligations under this Agreement and its Ancillary Agreements, which actions have been duly authorized and approved by all necessary corporate action of Buyer. Assuming the execution and delivery of this Agreement by Seller and Parent, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Assuming their execution and delivery by the other parties thereto, the Ancillary Agreements to which Buyer (or its Subsidiaries) becomes a party will, upon execution and delivery, constitute legal, valid and binding obligations of Buyer (or, as applicable, its Subsidiaries), enforceable against Buyer (or its Subsidiaries) in accordance with their respective terms.

     Except as set forth Section 4.2 of Buyer’s Disclosure Schedule, Buyer is not and will not be required to obtain any Consent or Governmental Authorization in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to (i) any provision of Buyer’s Governing Documents, (ii) any resolution adopted by the board of directors or the stockholders of Buyer, (iii) any Law, Order or Governmental Authorization to

which Buyer may be subject or (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

     CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s knowledge, no such Proceeding has been threatened.

     INVESTMENT INTENT

Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

     BROKERS OR FINDERS

Buyer will be solely responsible for Liability for brokerage or finders’ fees or agents’ commissions or other similar payment authorized by it or any of its Representatives in connection with the Contemplated Transactions (including all fees payable to Philpott Ball & Werner, Inc.).

     NO KNOWLEDGE OF MISREPRESENTATIONS OR OMISSIONS

Buyer acknowledges that it has conducted an independent investigation of the financial condition, results of operations, assets, Liabilities, properties and projected operations of the Acquired Companies and the KES Business and, in making its determination to proceed with the Contemplated Transactions, Buyer has relied on the results of its own independent investigation and verification, the representations and warranties of the Seller expressly and specifically set forth in this Agreement, including the Seller’s Disclosure Schedules and any updates thereto as permitted by this Agreement. SUCH REPRESENTATIONS AND WARRANTIES BY SELLER CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER AND THE PARENT TO BUYER IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR

LIABILITIES OF THE ACQUIRED COMPANIES AND THE KES BUSINESS ARE SPECIFICALLY DISCLAIMED BY SELLER AND THE PARENT. BUYER REPRESENTS AND WARRANTS THAT IT HAS NO KNOWLEDGE THAT ANY OF THE REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT, THE SELLER’S DISCLOSURE SCHEDULE, ANY UPDATES THERETO AND ANY OTHER SCHEDULES HERETO ARE NOT TRUE AND CORRECT IN ALL MATERIAL RESPECTS AND BUYER DOES NOT HAVE ANY KNOWLEDGE OF ANY MATERIAL ERRORS IN, OR MATERIAL OMISSIONS FROM SELLER’S DISCLOSURE SCHEDULE, ANY UPDATES THERETO OR THE OTHER SCHEDULES TO THIS AGREEMENT.

COVENANTS OF SELLER BEFORE CLOSING

     ACCESS AND INVESTIGATION

Between the date of this Agreement and the Closing Date and upon reasonable advance notice from Buyer and without undue disruption to the operations of the Acquired Companies and the KES Business, Seller will, and will cause the Acquired Companies, the KES Business and their Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives full and free access to the management personnel, properties (including subsurface testing), Contracts, books and records, and other documents and data, of each Acquired Company and the KES Business (b) furnish such Persons with copies of all such Contracts, books and records, and other documents and data as Buyer may reasonably request, and (c) furnish such Persons with such additional financial, operating and other data and information as Buyer may reasonably request.

     OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will, and will cause each Acquired Company and the KES Business to, (a) conduct the business of such Acquired Company and the KES Business only in the Ordinary Course of Business except for transactions expressly contemplated in this Agreement and reflected in Section 3.10 of Seller’s Disclosure Schedule, (b) use their Best Efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees and agents of such Acquired Company, and maintain relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with such Acquired Company, (c) confer with Buyer concerning operational matters of a material nature and (d) otherwise report periodically to Buyer concerning the status of the business, operations and finances of such Acquired Company. Notwithstanding anything contained herein to the contrary, except as disclosed in Section 3.24(b) of Seller’s Disclosure Schedule, between the date hereof and the Closing Date, Seller will not cause the Acquired Companies to enter into any new listing agreement for the sale of the Real Property located in Niles, Illinois or any agreement for the sale and purchase of such Real Property without Buyer’s prior written approval in each instance, which approval will be either granted or denied by Purchaser within five business days following Buyer’s receipt of written notice of any such proposed listing agreement or purchase agreement.

     NEGATIVE COVENANT

     Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will not cause or permit any Acquired Company or the KES Business to, without the prior consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events in Section 3.10 would be likely to occur, (b) make any modifications to any other material Company Contract or Governmental Authorization, (c) permit the levels of Inventories to vary materially from the levels customarily maintained, or (d) enter into any compromise or settlement of any pending or threatened Proceeding to which any Acquired Company or the KES Business is a party or for which an Acquired Company or the KES Business has any Liability.

     REQUIRED APPROVALS

As promptly as practicable after the date of this Agreement, Seller will, and will cause each Acquired Company to, make all filings that they are required by Law to make and use Best Efforts to obtain all other consents and approvals required to consummate the Contemplated Transactions, including any filings identified in Seller’s Disclosure Schedule as an exception to Sections 3.2(b), 3.2(c) or 3.2(d). Between the date of this Agreement and the Closing Date, Seller will, and will cause each Acquired Company and the KES Business to use Best Efforts to (a) cooperate with Buyer with respect to all filings that Buyer elects to make or that Buyer is required by Law to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining any Governmental Authorizations and Consents identified in Buyer’s Disclosure Schedule as an exception to Section 4.2(b).

     NOTIFICATION

     Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if any Acquired Company, the KES Business or Seller becomes aware of (i) any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties as of the date of this Agreement, or (ii) the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence or discovery of such fact or condition (collectively, a “Notification Event”). Should any such fact or condition require any change in Seller’s Disclosure Schedule, Seller will promptly deliver to Buyer a supplement to Seller’s Disclosure Schedule specifying such change. Subject to 5.2(b) and 5.2(c), such delivery will not affect any rights of Buyer under Section 9.2 and Article 10. During the same period, Seller will promptly notify Buyer of the occurrence of any breach of any covenant of Seller in this Article or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

     Notwithstanding the foregoing, between the date of this Agreement and the Closing Date, Seller may notify Buyer in writing that in Seller’s reasonable estimation a Notification Event will result in Liabilities individually or in the aggregate in excess of $250,000 (the “Termination Right Threshold”). Buyer will have ten (10) business days after receiving such notification to terminate this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event of a termination by Buyer under the circumstances described in this Section 5.5(b), neither the Seller, the Parent nor any of the Acquired Companies shall have any further Liability to Buyer. Unless the Buyer terminates this Agreement within the aforementioned period, notification under this Section 5.5(b) will be deemed to have amended the Seller’s Disclosure Schedule, to have qualified the representations and warranties contained herein, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder.

     Between the date of this Agreement and the Closing Date, if in Seller’s reasonable estimation a Notification Event has occurred under Section 3.21 that will result in Liabilities that are individually or in the aggregate in excess of the Termination Right Threshold, then Seller shall so notify Buyer under Section 5.5(b). In addition, Seller will have 10 business days after Buyer’s receipt of such notification to terminate this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event of a termination by Seller under the circumstances described in this Section 5.5(c), Seller shall have no further Liability to Buyer, Parent or any of the Acquired Companies.

     PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

Except as expressly provided in this Agreement or Seller’s Disclosure Schedule, Seller will cause all net indebtedness owed to the Acquired Companies by either Seller or any Related Person of Seller to be paid in full before the Closing Date.

     NO NEGOTIATION

Seller will immediately discontinue any negotiations or discussions with any Person (other than Buyer) relating to any business combination transaction involving any Acquired Company, including the sale of any of the shares of any Acquired Company, any merger or consolidation, or the sale of any of the assets of any Acquired Company (other than in the Ordinary Course of Business). Until such time, if any, as this Agreement is terminated pursuant to Article 9, Seller will not, and will cause each Acquired Company and each of their Representatives not to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any Person (other than Buyer) relating to any such transaction involving any Acquired Company or the KES Business. Seller will immediately notify Buyer regarding any contact between Seller, an Acquired Company or their respective Representatives and any other Person regarding any such transaction or any related inquiry.

     BEST EFFORTS

Seller will use its Best Efforts to cause the conditions in Article 7 and Section 8.3 to be satisfied. Notwithstanding anything to the contrary in this Agreement, to the extent Seller uses its Best Efforts, but fails to obtain a Consent, agreement, release or other instrument from or of a Governmental Authority or third Person, such failure will not be deemed a breach of this covenant or this Agreement and Seller will have no liability under this Agreement, for indemnification or otherwise; provided, however, Buyer will continue to have the right to terminate this Agreement pursuant to Article 9 for such failure.

     INTERIM FINANCIAL STATEMENTS

Until the Closing Date, Seller will deliver to Buyer within 21 days after the end of each month a copy of the unaudited consolidated balance sheet of the Acquired Companies. prepared in a manner and containing information consistent with the Acquired Companies’ current practices and certified by each Acquired Company’s chief financial officer as to compliance with Section 3.4.

     TAX BENEFITS

Seller will use its Best Efforts to ensure that SSPS will be able to take advantage of all tax benefits in the PRC currently enjoyed by KES and all tax benefits that SSPS is entitled to under PRC law and policy.

COVENANTS OF BUYER BEFORE CLOSING

     REQUIRED APPROVALS

As promptly as practicable after the date of this Agreement, Buyer will make all filings that it is required by Law to make to consummate the Contemplated Transactions, including any filings identified in Buyer’s Disclosure Schedule as an exception to Section 4.2(b). Between the date of this Agreement and the Closing Date, Buyer will (a) cooperate with Seller with respect to all filings Seller elects to make or that they are required by Law to make in connection with the Contemplated Transactions, and (b) cooperate with Seller in obtaining any Governmental Authorizations and Consents identified in Seller’s Disclosure Schedule as an exception to Section 3.2(b); provided, however, that this Section will not require Buyer to dispose of or make any change in any portion of its business or to incur any other unreasonable burden.

     BEST EFFORTS

Except as set forth in the proviso to Section 6.1, Buyer will use its Best Efforts to cause the conditions in Section 7.3 and Article 8 to be satisfied.

     ADDITIONAL COVENANTS

     Buyer will obtain at its sole cost and expense:

     an updated Title Policy (or Title Policies);

     an updated Survey (or Surveys);

     an updated ALTA Statement, and such other documents, instruments, certificates, and confirmations as may be reasonably required by the Title Insurer to issue the Title Policy in the form required herein;

     Buyer will obtain a Phase II Environmental Investigation of the property in Niles, Illinois, as identified on Schedule 6.3(b) of Buyer’s Disclosure Schedule (the “Partial Phase II Investigation”) at Seller’s sole cost and expense, not to exceed $50,000.

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     ACCURACY OF REPRESENTATIONS

     All of Seller’s representations and warranties in this Agreement (considered both collectively and individually) must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if then made, without giving effect to any supplement to Seller’s Disclosure Schedule.

     In addition, each of Seller’s representations and warranties in Sections 3.2 and 3.4, and each of Seller’s representations and warranties in this Agreement that contains an express materiality qualification, must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if then made, without giving effect to any supplement to Seller’s Disclosure Schedule.

     SELLER’S PERFORMANCE

     All of the covenants and obligations that Seller is required to perform or to comply with under this Agreement on or before the Closing Date (considered both collectively and individually) must have been duly performed and complied with in all material respects.

     In addition, Seller must have (i) delivered each document that Section 2.5 requires it to deliver, and (ii) performed and complied with, in all respects, each of the covenants and obligations in Sections 5.4 and 5.8 and each of the covenants and obligations in this Agreement that Seller is required to perform or comply with on or before the Closing Date that contains an express materiality qualification.

     CONSENTS

Each of the Governmental Authorizations and Consents identified in Section 3.22(b) of Seller’s Disclosure Schedule and Sections 4.2(b) and (c) of Buyer’s Disclosure Schedule as a Governmental Authorization or Consent that is required to be obtained as a condition to Closing must have been obtained and must be in full force and effect.

     ADDITIONAL DOCUMENTS

     Each of the following documents must have been delivered to Buyer:

     an opinion of, dated the Closing Date, in the form of Exhibit 7.4(a);

     estoppel certificates or other substantially equivalent documents under applicable Law executed on behalf of Ascenda-Xinso Development (Suzhou) Co. Ltd., Shanghai Waigaoqiao Xin Development Co. Ltd., LaSalle National Trust, N.A., Successor Trustee to LaSalle National Bank, not individually, but as Trustee under Trust Agreement dated August 1, 1986 and known as Trust No. 111410 and Landacq Associates, dated as of a date not more than 5 days before the Closing Date, each in the form of Exhibit 7.4(b);

     the certifications required by Section 11.14;

     releases from the banks of the Company’s pledge of its personal property, including shares in SSPEL, the mortgage of the property in Niles, Illinois, Seller’s pledge of the Shares and UCC termination statements in respect of all financing statements that are presently in effect in connection with the Company’s pledge;

     a release from the bank of the Company as guarantor under the subsidiary guarantee agreement dated June 30, 1999;

     the Employment Agreements in the form of Exhibit 2.5(a)(iii);

     the Employee Noncompetition Agreements in the form of Exhibit 2.5(a)(iv);

     an ALTA Statement in the form of Exhibit 2.5(a)(xv) and such other documents, instruments, certificates, and confirmations as may be reasonably required by the Title Insurer to issue the Title Policy;

     such other documents as Buyer may reasonably request for the purpose of facilitating the consummation or performance of any of the Contemplated Transactions or (x) enabling Buyer’s counsel to provide the opinion required under Section 8.4; and

     agreements, instruments and other documentation reasonably requested by Buyer pertaining to the Seller’s pre-Closing transactions set forth in Section 3.10 of Seller’s Disclosure Schedule.

     Buyer must have obtained each of the following:

     an updated Title Policy (or Title Policies);

     an updated Survey (or Surveys);

     an ALTA Statement, and such other documents, instruments, certificates, and confirmations as may be reasonably required by the Title Insurer to issue the Title Policy in the form required herein; and

     the Partial Phase II Investigation as set forth in Section 6.3(b).

     NO PROCEEDINGS

Since the date of this Agreement, there must not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions.

     NO CLAIM REGARDING EQUITY OWNERSHIP OR SALE PROCEEDS

There must not have been made or threatened by any Person who is not a party to this Agreement any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of or any other voting, equity or ownership interest in an Acquired Company, or (b) is entitled to all or any portion of the Purchase Price.

     NO PROHIBITION

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), Contravene, or cause Buyer or any Related Person of Buyer to suffer any Adverse Consequence under, (a) any applicable Law, Order or Governmental Authorization, or (b) any Law or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

     ADDITIONAL CONDITIONS

To Buyer’s reasonable satisfaction Seller has, and has caused its respective Related Persons to have, taken all steps as are necessary or appropriate, including as required under applicable Laws, to :

     duly form SSPS in PRC (including government approvals);

     cause the Acquired KES Assets and Assumed KES Liabilities to be sold, transferred, assigned or otherwise conveyed to or assumed by, SSPS (including obtaining all requisite third party Consents to the transfer or assignment of any Contracts relating to the KES Business);

     cause KES to terminate the employment contracts with each Transferring KES Employee, and to cause SSPS to offer employment to and to employ, all such Transferring KES Employees on no less favorable terms, in each case with effect at or prior to the Closing and at Seller’s sole cost and expense;

     satisfy all PRC capitalization requirements with respect to KESH and transfer 100% of the equity interest in KESH to the Company; and

     cause the Company to enter into a license and maintenance agreement, with a commencement date no later than the Closing Date, for the currently licensed Microsoft software, on an enterprise wide basis for the Company and its Affiliates, and such license shall

(i)  be no less restrictive than the Microsoft Office license held by the Acquired Companies prior to Closing, (ii) contain no change of control provisions that would be triggered by the purchase of the Shares or any other activity or transaction contemplated by this Stock Purchase Agreement, (iii) have a term of not less than 36 months, and (iv) include the total number of licenses purchased for the Acquired Companies, such license to be procured for the Company’s direct benefit and at Seller’s sole cost and expense.

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

     ACCURACY OF REPRESENTATIONS

All of Buyer’s representations and warranties in this Agreement (considered both collectively and individually) must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if then made.

     BUYER’S PERFORMANCE

     All of the covenants and obligations that Buyer is required to perform or to comply with under this Agreement on or before the Closing Date (considered both collectively and individually) must have been performed and complied with in all material respects.

     Buyer must have (i) delivered each of the documents required to be delivered by Buyer pursuant to Section 2.5 and (ii) made the cash payments required under Sections 2.5(b)(i) and 2.5(b)(ix).

     CONSENTS

Each of the Governmental Authorizations and Consents identified in Section 3.22(b) of Seller’s Disclosure Schedule as a Governmental Authorization or Consent that is required to be obtained as a condition to Closing must have been obtained and must be in full force and effect and Seller has obtained all required third party Consents identified herein or in Seller’s Disclosure Schedule.

     ADDITIONAL DOCUMENTS

Buyer must have delivered to Seller an opinion of Buyer’s General Counsel, dated the Closing Date, in the form of Exhibit 8.4 and such other documents as Seller may reasonably request for the purpose of facilitating the consummation or performance of any of the Contemplated Transactions or enabling Seller’s counsel to provide the opinion required under Section 7.4.

     NO PROHIBITION

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), Contravene, or cause Seller or any Related Person of Seller to suffer any Adverse Consequence under, (a) any applicable Law, Order or Governmental Authorization, or (b) any Law or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

TERMINATION

     TERMINATION EVENTS

Subject to Section 9.2, this Agreement may, by notice given before or at the Closing, be terminated:

     by mutual consent of Buyer and Seller;

     by Buyer if Seller has committed a material breach of any material provision of this Agreement and Buyer has not waived such breach;

     by Seller if Buyer has committed a material breach of any material provision of this Agreement and Seller has not waived such breach;

     by Buyer if the satisfaction of any condition in Article 7 is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition;

     by Seller if any condition in Article 8 is not satisfied or becomes impossible (other than through the failure of any Seller to comply with its obligations under this Agreement) and Seller has not waived such condition; or

     by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before August 1, 2003, or such later date as Buyer and Seller may agree upon.

     by Buyer pursuant to Section 5.5(b);

     by Seller pursuant to Section 5.5(c).

     EFFECT OF TERMINATION

Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the representations in Sections 3.26 and 4.5 and the obligations in Sections 14.1, 14.2, 14.3 and 14.15 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of any other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

INDEMNIFICATION; REMEDIES

     SURVIVAL, KNOWLEDGE; WAIVER

     All representations and warranties of Seller contained in this Agreement will survive until the second anniversary of the Closing Date, unless Buyer notifies Seller in writing prior to such date of any specific claim or claims for alleged breach of any such representation or warranty in which case such representation or warranty will survive with respect to such claim or claims until the final resolution by settlement, arbitration, litigation, or otherwise of such claim or claims; provided, however, that (i) representations and warranties contained in Sections 3.1 (Organization and Good Standing), 3.2 (Enforceability; No Conflict), 3.3 (Capitalization and Ownership), and 3.26 (Brokers or Finders) will survive the Closing indefinitely; (ii) representations and warranties in Section 3.21 (Environmental, Health and Safety Matters) will survive until the fifth anniversary of the Closing Date, but only to the extent the representations in Section 3.21 do not pertain to Occupational, Safety and Health Law; and (iii) representations and warranties contained in Sections 3.17 (Taxes) and 3.18 (Employee Benefits) will be governed by Article 11 and Article 12, respectively.

     All representations and warranties of Buyer confirmed in this Agreement will survive until the second anniversary of the Closing Date, unless Seller notifies Buyer in writing prior to such date of any specific claim or claims for alleged breach of any such representation or warranty in which case such representation or warranty will survive with respect to such claim or claims until the final resolution by settlement, arbitration, litigation, or otherwise of such claim or claims; provided, however, that (i) representations and warranties contained in Sections 4.1 (Organization), 4.2 (Enforceability; No Conflict), 4.5 (Brokers or Finders) and 4.6 (No Knowledge of Misrepresentation or Omissions) will survive the Closing indefinitely.

     A claim for indemnification or reimbursement based on any covenant or obligation to be performed or complied with subsequent to the Closing Date may be made at any time.

     INDEMNIFICATION BY SELLER

Seller will indemnify and hold harmless Buyer, the Acquired Companies and their respective Representatives, equity owners, controlling persons and Affiliates (collectively, the “Buyer Indemnitees”) for, and will pay to the Buyer Indemnitees the monetary value of, any Adverse Consequences arising from or in connection with:

     any breach of any representation or warranty made by Seller or any Related Person in this Agreement, Seller’s Disclosure Schedule, the certificate delivered pursuant to Section 2.5(a)(vi) or any other certificate or document delivered by Seller pursuant to this Agreement;

     any breach by a Seller of any covenant or obligation in this Agreement;

     any (i) Retained KES Liabilities, and (ii) Liabilities of an Acquired Company existing at or arising out of a state of facts existing at or before the Closing Date, to the extent that such Liability is not reflected or reserved against in the Closing Balance Sheet, including Liabilities arising from or relating to:

          (A)     any product shipped or manufactured by, or any services provided by, an Acquired Company;

          (B)     any risk or actual incidence of illness, disability, death or other injury to, or the contraction of any diseases by, any Person (including any current or former employee) resulting from exposure to Hazardous Materials, products or other materials before the Closing Date, without regard to when such injuries or diseases are first manifested;

     any matter disclosed in Section 3.24 of Seller’s Disclosure Schedule;

     any claim by any Person (other than Philpott Ball & Werner, Inc.) for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

     a breach of customs Laws related to the misclassification of imported goods or the issuance of Certificates of Origin under NAFTA;

     the Joint Development Agreement, other than any such Adverse Consequences resulting from Buyer’s manufacture, sale or distribution of the system (as that term is defined in the Joint Development Agreement);

     Accounts Receivable under Section 3.6;

     a breach of Occupational, Safety and Health Laws related to the 1993 OSHA Audit of the Property in Niles, Illinois;

     the listing agreement between the Company and Grubb & Ellis regarding the property in Niles, Illinois that expired effective December 31, 2002;

     the Partial Phase II Investigation under Section 6.3(b) subject to the limitations below; and

     any Proceedings, demands or assessments incidental to any of the matters set forth in Sections 10.2(a) through (k).

Notwithstanding the foregoing, (a) indemnification for breach of any representation or warranty contained in Section 3.17 or for breach of any covenant or obligation contained in Article 11 will be governed by Article 11; and (b) indemnification for breach of any representation or warranty contained in Section 3.18 or for breach of any covenant or obligation contained in Article 12 will be governed by Article 12. For purposes of this Section, Seller will be deemed to have breached its representations and warranties in this Agreement if any third party alleges facts that, if true, would mean Seller has breached any such representation or warranty. If and to the extent any Adverse Consequences with respect to which any Buyer Indemnitee is entitled to indemnification under this Section 10.2 arise from or in connection with any matter described in Sections 10.2(c) – (j), then the Buyer Indemnitee will be entitled to be indemnified from and against the entirety of such Adverse Consequences under such Sections notwithstanding that the matter giving rise to such Adverse Consequences may also constitute a breach of Seller’s representations and warranties contained in this Agreement and such Indemnities shall survive the Closing indefinitely. Notwithstanding the foregoing, Buyer is entitled to be indemnified under this Section 10.2 for Adverse Consequences that arise, from or in connection with the matter described in Section 6.3(b) for the full amount of any such Adverse Consequences up to $50,000, including cost and expenses related to the Partial Phase II Investigation, and amounts in excess of $50,000 will be indemnified in accordance with Section 3.21, but only to the extent that such amounts are reasonably required to maintain the same level of benefit of the 2002 NFR letter regarding the property in Niles, Illinois for the property indicated on the Partial Phase II Investigation. The parties shall make appropriate adjustments for Insurance Proceeds in determining the amount of indemnification due hereunder. The amount subject to indemnification hereunder shall be calculated net of any accruals, reserves or provisions reflected in the Closing Balance Sheet.

     INDEMNIFICATION BY BUYER

Buyer will indemnify and hold harmless Seller, and will pay to Seller the monetary value of any Adverse Consequences arising, directly or indirectly, from or in connection with:

     any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

     any breach by Buyer of any covenant or obligation in this Agreement;

     any claim by any Person for brokerage or finder’s fees or commissions (including Philpott Ball & Werner, Inc.) or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;

     any Liabilities that arise from Buyer’s operation of the Business subsequent to Close;

     any Liabilities for any oral agreements regarding the listing of the property in Niles, Illinois; and

     any Proceedings, demands or assessments incidental to any of the matters set forth in Section 10.3(a) through (e)

Notwithstanding the foregoing, (a) indemnification for breach of a covenant or obligation contained in Article 11 will be governed by Article 11; and (b) indemnification for breach of a covenant or obligation contained in Article 12 will be governed by Article 12. For purposes of this Agreement, Buyer will be deemed to have breached its representations and warranties in this Agreement if any third party alleges facts that, if true, would mean Buyer has breached any such representation or warranty. For purposes of this Section, Buyer will be deemed to have breached its representations and warranties in this Agreement of any third party alleges facts that, if true, would mean Buyer has breached any such representation or warranty. If and to the extent any Adverse Consequences with respect to which Seller is entitled to indemnification under this Section 10.3 arise, directly or indirectly, from or in connection with any matter described in Sections 10.3(a) through (e), then Seller will be entitled to be indemnified from and against the entirety of such Adverse Consequences under such Sections notwithstanding that the matter giving rise to such Adverse Consequences may also constitute a breach of Buyer’s representations and warranties contained in this Agreement and such Indenmities shall survive the Closing indefinitely.

     LIMITATIONS ON AMOUNT—SELLER

Seller will have no liability (for indemnification or otherwise) with respect to the matters governed by Section 10.2(a) until the total monetary value of all Adverse Consequences with respect to such matters exceeds $250,000, and then Seller will be liable for the full monetary value of such Adverse Consequences, in excess of $250,000, but less than or equal to $7,500,000. Seller and Buyer will equally share Liability for the monetary value of such

Adverse Consequences in excess of $7,500,000, but less than or equal to $12,500,000 provided, however, that Seller will have no Liability (for indemnification or otherwise) for the amount by which the total monetary value of all Adverse Consequences exceeds $12,500,000. Notwithstanding the foregoing limitations, (a) a claim with respect to Section 3.17 will be governed by Article 11; (b) a claim with respect to Section 3.18 will be governed by Article 12; and (c) the limitations in this Section will not apply to Seller’s breach of Section 3.6, or Section 3.26, or to Seller’s breach of any of its other representations and warranties of which breach Seller had Knowledge before the date on which Seller made such representation and warranty; Seller will be liable for all Adverse Consequences with respect to such breaches. Notwithstanding anything in this Agreement to the contrary, Seller’s aggregate liability with respect to Articles 10, 11, and 12 or otherwise, will not exceed the Purchase Price, as adjusted by the Adjustment Amount pursuant to Section 2.2 and less any amounts held in escrow from time to time.

     LIMITATIONS ON AMOUNT—BUYER

Buyer will have no liability (for indemnification or otherwise) with respect to the matters governed by Section 10.3(a) until the total monetary value of all Adverse Consequences with respect to such matters exceeds $250,000, and then Buyer will be liable for the full monetary value of such Adverse Consequences, including the initial $250,000, provided, however, that Buyer will have no liability (for indemnification or otherwise) for the amount by which the total monetary value of all Adverse Consequences exceeds the Purchase Price. Notwithstanding the foregoing, this Section will not apply to Buyer’s breach of Section 4.5 or any of its other representations and warranties of which breach Buyer had knowledge before the date on which it made such representation and warranty; Buyer will be liable for all Adverse Consequences with respect to such breaches.

     PROCEDURE FOR INDEMNIFICATION—DEFENSE OF THIRD-PARTY CLAIMS

     Promptly after receipt by a Person entitled to indemnity under Section 10.2 or 10.3 (an “Indemnified Person”) of notice of the assertion of a third-party claim against it, the Indemnified Person will, if a claim is to be made against a Person obligated to indemnify under such Section (an “Indemnifying Person”), give notice to the Indemnifying Person of the assertion of such claim. An Indemnified Person’s failure to notify an Indemnifying Person will not relieve the Indemnifying Person of any Liability that it may have to the Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the resolution of such claim is prejudiced by the Indemnified Person’s failure to give such notice.

     If any claim referred to in Section 10.6(a) is brought against an Indemnified Person by means of a Proceeding and the Indemnified Person gives notice to the Indemnifying Person of the commencement of such Proceeding, the Indemnifying Person will be entitled to participate in such Proceeding and, to the extent that it wishes, to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Person (unless (i) the Indemnifying Person is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding). After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Proceeding, the Indemnifying Person will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Agreement for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification unless the Indemnifying Person states in writing at the time that it assumes such defense that its assumption of such defense is without prejudice to, and does not operate as a waiver of, any of the Indemnifying Person’s rights or claims to deny that such Proceeding are within the scope of and subject to indemnification (a “Reservation of Rights Event”); provided, however, that upon the occurrence of a Reservation of Rights Event, the purported Indemnified Person shall have the right to participate in such Proceeding with legal counsel of its own choosing and at the sole cost and expense of the purported Indemnified Person, (ii) no compromise or settlement of such claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of Laws or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person, and (iii) the Indemnified Person will have no Liability with respect to any compromise or settlement of such claims effected without its consent.

     If notice is given to an Indemnifying Person of the commencement of any Proceeding and the Indemnifying Person does not, within 20 days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Proceeding, the Indemnifying Person will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person.

     Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates, other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Proceeding, but the Indemnifying Person will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

     Notwithstanding the provisions of Sections 10.6(a) through (d), Buyer will be entitled to assume control of any Cleanup and related Proceeding arising from a claim relating to any

Environmental, Health and Safety Liability, provided, however, that prior to entering any agreement or plan with a third party relating to such Cleanup, Buyer will submit to and obtain Seller’s written consent for such agreement or plan, which consent will not be unreasonably withheld.

     PROCEDURE FOR INDEMNIFICATION—OTHER CLAIMS

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party obligated to indemnify and will be paid promptly after such notice.

     INTEREST

Indemnification of any cash disbursement by an Indemnified Person under this Article, Article 11 or Article 12 will include interest from the date of the disbursement to the date of indemnification at the rate of 6% per annum.

     EXCLUSIVE REMEDY

     Except for actions for fraud or securities fraud, Buyer and Seller acknowledge and agree that from and after the Closing, the indemnification provisions in this Article 10 shall be the exclusive remedy of the parties with respect to the Contemplated Transactions, and the certificates delivered in connection with, this Agreement. With respect to actions for fraud or securities fraud;

     the right of a party to be indemnified and held harmless pursuant to the indemnification provisions in this Agreement shall be in addition to and cumulative of any other remedy of such party at law or equity; and

     no such party shall, by exercising any remedy available to it under this Article 10, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it.

     Without limiting the generality of the foregoing, Buyer and Seller hereby waive any rights relating to matters arising under CERCLA.

TAX MATTERS

     TAX RETURNS

     To the extent required by applicable Tax Law, Parent shall include the income and loss of the Acquired Companies (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) on Parent’s consolidated U.S. federal income Tax Returns for all periods through the Closing Date and timely pay or cause the Acquired Companies to timely pay any Taxes attributable to such income. For all taxable periods ending on or before the Closing Date, to the extent required by applicable Tax Law, Parent shall cause the Acquired Companies to join in Parent’s consolidated federal income Tax Return and, in jurisdictions requiring separate reporting from Parent, to timely file separate Tax Returns (including, but not limited to, state, local or foreign Tax Returns). Seller will cause the Acquired Companies to timely pay any Taxes shown as due thereon (or due with respect to Tax Returns for which an extension has been granted) or which are otherwise required to be paid at any time prior to or during such period. Such Tax Returns shall be prepared using accounting methods and other practices that are consistent with those used by the Acquired Companies in their prior Tax Returns. Items to be taken into account in the Acquired Companies’ Tax Returns for the short taxable period ending on the Closing Date will be determined under the “closing-the-books” method as described in Treasury Regulation Section 1.1502-76(b)(2)(i) (or any similar provision of state, local or foreign law). Parent or Seller will deliver, or cause to be delivered, a draft of each of the Tax Returns for the Acquired Companies to Buyer not less than 90 days prior to the due date for filing such Tax Returns, and Buyer will provide Seller with its comments on, and proposed changes to, such Tax Returns not later than 60 days prior to such due date; provided, however that Buyer’s comments shall be limited to only those items that may affect Buyer’s liability for taxes under this Article 11. If any aspect of Buyer’s comments and proposed changes is in dispute within 30 days prior to the due date for filing such Tax Returns, the matter in dispute will be submitted to a mutually acceptable, nationally-recognized firm of certified public accountants for resolution. The decision of such accountant will be final and binding on the parties, and the fees and expenses of the accountant will be paid one-half by Buyer and one-half by Seller.

     Buyer will prepare and file, or cause to be prepared and filed, all of the Acquired Companies’ Tax Returns for all taxable years or periods ending after the Closing Date, and Buyer will pay, or cause to be paid, all Taxes shown as due thereon; provided, that with respect to any Straddle Period, Buyer will be entitled to indemnification as set forth in Section 11.3.

     APPORTIONMENT OF TAXES

With respect to any Straddle Period, Buyer, Parent, and Seller will, to the extent permitted by law, elect to treat the Closing Date as the last day of the taxable year or period of each Acquired Company and will apportion any Taxes arising out of or relating to a Straddle Period to the Pre-Closing Period under the “closing-the-books” method as described in Treasury Regulation Section 1.1502-76(b)(2)(i) (or any similar provision of state, local or foreign Tax Law). In any case where applicable Tax Law does not permit an Acquired Company to treat the Closing Date as the last day of the taxable year or period, any Taxes arising out of or relating to a Straddle Period will be apportioned to the Pre-Closing Period based on a closing of the books of the Acquired Company; provided, however, that (a) exemptions, allowances or deductions that are calculated on an annualized basis (including depreciation, amortization and depletion deductions) will be apportioned on a daily pro rata basis and (b) solely for purposes of determining the marginal tax rate applicable to income during such period in a jurisdiction in which such tax rate depends upon the level of income, annualized income will be taken into account.

     INDEMNIFICATION BY SELLER

Notwithstanding the limitations set forth in Section 10.4 and notwithstanding the disclosures in Section 3.17, Seller, will indemnify and hold harmless the Buyer Indemnitees for, and will pay to the Buyer Indemnitees the monetary value of:

     any Taxes imposed on or with respect to the Acquired Companies or their assets, operations or activities that arise out of or relate to the Pre-Closing Period that have not been paid prior to the Closing Date or appropriate provision for unpaid Taxes have been made and are reflected as Liabilities on the Balance Sheet of the Acquired Companies;

     any Taxes relating to any member of an affiliated group with which an Acquired Company (or any predecessor of any of the foregoing) has filed a Tax Return on a consolidated, combined or unitary basis on or before the Closing Date, including Taxes imposed pursuant to Treasury Regulation Sections 1.1502-6 or any analogous or similar state, local, or foreign Law;

     any Taxes of any Person imposed on the Buyer, its Affiliates, or any Acquired Company as a transferee or successor, by contract or pursuant to any Law, rule or regulation, if such Taxes relate to an event or transaction that occurred on or before the Closing Date;

     any Taxes incurred as a result of making the Election;

     any Adverse Consequences arising, directly or indirectly, from or in connection with any breach of the representations and warranties contained in Section 3.17 of this Agreement or of Seller’s covenants contained in this Article;

     any Adverse Consequences arising, directly or indirectly, from or in connection with the operations or activities of the Acquired Companies or their predecessors prior to Closing; and

     any Adverse Consequences arising, directly or indirectly, from or in connection with any Proceedings, demands or assessments incidental to any of the matters set forth in Sections 11.3(a) through (f).

     INDEMNIFICATION BY BUYER

Buyer will indemnify and hold harmless Seller and will Pay Seller the monetary value of:

     Any Taxes imposed on the Seller or its Affiliates or with respect to the Acquired Companies or their assets, operations, activities that arise out of or relate to the Post-Closing Period arising out of or relating to any breach of Buyer’s covenants contained in this Article;

     Any Taxes arising out of or relating to any Breach of Buyer’s covenants, representations or warranties contained in this Agreement.

     INDEMNIFICATION PROCESS

In the event of a third-party claim for Taxes arising out of or relating to any taxable year or period of the relevant Acquired Companies ending on or before the Closing Date, the indemnification procedures will be in accordance with Section 10.6.

     CHARACTERIZATION OF INDEMNITY PAYMENT

All amounts paid by Buyer or Seller, as the case may be, by reason of Section 10.2, 10.3, 11.3, 11.4 or 12.2 will be treated to the extent permitted under applicable Tax Law as adjustments to the Purchase Price for all Tax purposes.

     TRANSACTIONAL TAXES

Buyer and Seller will each bear one-half of the cost of any transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar Taxes or fees (“Transfer Taxes”) imposed by any taxing authority in connection with the Contemplated Transactions, provided, however, Seller will be responsible for all Transfer Taxes imposed by any taxing authority in connection with the transfer of the Acquired KES Assets and the Assumed KES Liabilities to SSPS and the transfer of 100% of the ownership interest in KESH to the Company. Buyer and Seller will cooperate in timely making and filing all Tax Returns that may be required to comply with Tax Laws relating to such Taxes.

     TAX SHARING AGREEMENTS

Seller will cause each Acquired Company to terminate as of the Closing Date any Tax sharing, indemnity or allocation agreement between the Acquired Company and any other party.

     TAX ELECTIONS

Except with respect to the Election, neither Parent or Seller will, without the prior written consent of Buyer (which consent may not be unreasonably withheld), make or revoke, or cause or permit to be made or revoked, any Tax election pertaining to an Acquired Company or ownership of the Shares.

     TAX RECORDS AND ASSISTANCE

After the Closing Date, each of the Parent, Seller and the Buyer shall:

(a)     assist (and cause their respective Affiliates to assist) the other party in preparing and filing (including obtaining all necessary signatures) any Tax Returns which such other party is responsible for preparing and filing in accordance with this Agreement;

(b)     cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns and payments in respect thereof;

(c)     make available to the other party and to any taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes;

(d)       provide timely notice to the other party in writing or any pending or proposed audits or assessments with respect to Taxes for which the other may have a liability under this Agreement; and

(e)    furnish the other party with copies of all relevant correspondence received from any taxing authority in connection with any audit or information request with respect to any Taxes referred to in subsection (d) above.

     AUDITS, ASSESSMENTS AND CONTEST PROVISIONS.

If Buyer or any Acquired Company on one hand, or Parent or Seller, on the other hand, receive notice of any pending or threatened Proceeding which may affect the Tax liabilities of any Acquired Company for which the other party would be liable pursuant to this Agreement, then the party so informed shall promptly notify the other party of such matter in writing. The Seller shall have the right to control and represent any Acquired Company’s interests in any Proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense. The Buyer shall be entitled to participate at its own expense in the defense of any claim for Taxes for a year or period ending on or before the Closing Date for which Seller may be liable pursuant to Section 3.17 or Article 11, and with the written consent of the Seller and at its sole expense, may assume the entire defense of such claim for Taxes. Notwithstanding the foregoing, the Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would affect in any respect, the liability for Taxes of the Buyer or any Acquired Company for any period after the Closing Date to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or deprecation deductions, or the reduction of loss or credit carryforward) without the prior written consent of the Buyer. Such consent shall not be unreasonably withheld.. The Buyer shall have the right to control and represent any Acquired Company’s interest in any Proceeding relating to a claim for Post-Closing Period Taxes, and to employ counsel of its choice at its expense. The Seller shall be entitled to participate at its own expense in the defense of any claim for Post-Closing Period Taxes for which Seller may be responsible pursuant to Article 11 and with the written consent of the Buyer, and at its sole expense, may assume the entire defense of such claim for Post-Closing Period Taxes. None of the Buyer or any Acquired Company may agree to settle any claim for Post-Closing Period Taxes owed relating to a Pre-Closing Period for which Sellers may be responsible under Article 11 without the prior written consent of the Seller, which consent shall not be unreasonably withheld.

     CARRYBACKS.

Parent or Seller shall immediately pay to Buyer any Tax refund (or reduction in Tax liability) resulting from a carryback of a post-acquisition Tax attribute of an Acquired Company into either of Parent’s or Seller’s Tax Return, when such refund (or reduction) is realized by Parent or Seller, as the case may be. This provision shall only apply to a carryback of a post-acquisition Tax attribute to which the Acquired Company or Buyer cannot waive carryback under the applicable Tax Law. At Buyer’s request and expense, including reimbursement for any professional fees incurred by Parent and Seller, Parent and Seller will cooperate with the Buyer in obtaining such refund (or reduction), including through the filing of amended Tax Returns or refund claims. Buyer agrees to indemnify Seller for any Taxes resulting from the disallowance of such post-acquisition Tax attribute on audit or otherwise.

     SECTION 338(h)(10) ELECTION

Seller and Buyer will jointly make the elections provided for by Section 338(h)(10) of the Code and Treasury Regulations Section 1.338(h)(10)-1 (and any comparable election under state or local tax law) with respect to the purchase of the Shares (the “Election”). Seller and Buyer will cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents) as may be required to effect and preserve a timely Election in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of state or local tax law). In connection with the Election, within 30 days after the Adjustment Amount is paid, Buyer will deliver to the Seller a statement containing the Buyer’s allocation of the Purchase Price among the assets of the Company (the “Allocation Statement”) for Sellers’ consent which shall not be unreasonably withheld. The Allocation Statement will be prepared in accordance with Sections 338 and 1060 of the Code and any comparable provisions of state, local or foreign law, as appropriate.

If the Seller disagrees in good faith with the content of the Allocation Statement, Seller will inform Buyer of such disagreement within thirty (30) days after receipt of the Allocation Statement. Seller and Buyer will attempt to resolve such disagreement. If Seller and Buyer are unable to agree on the Allocation Statement within thirty (30) days after Seller informs Buyer of any disagreement, Seller will deliver written notice to Buyer of any objections thereto, which written notice should specify the rationale for such disagreement and the amount in dispute, and the parties will attempt in good faith effort to reach an agreement as to any matters in dispute. If Buyer and Seller, notwithstanding such good faith effort fail to resolve all matters in dispute within twenty (20) days after Seller advises Buyer of the objections, then any remaining disputed matters will be finally and conclusively determined in accordance solely and exclusively with this Agreement, by a mutually acceptable Big 4 accounting firm. Promptly, but in no event later than ten (10) days after its acceptance of its appointment, such accounting firm will determine (based solely on written presentations by and review of working papers of Seller, Buyer and their respective independent accountants and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting Allocation Statement, which report and statement will be conclusive and binding upon the parties. The fees and expenses of the accounting firm will be born fifty-percent by Buyer and fifty-percent by Seller. Buyer, the Acquired Companies, Parent and Seller will (i) be bound by the Allocation Statement for purposes of determining any Taxes, (ii) prepare and file their Tax Returns (and, in the case of the Parent and Seller, IRS Form 8883) on a basis consistent with the Allocation Statement and (iii) take no position inconsistent with the Allocation Statement on any applicable Tax Return, in any Proceeding before any taxing authority or otherwise. If any taxing authority disputes any Allocation made pursuant to the Allocation Statement, the party receiving notice of the dispute will promptly notify the other party hereto concerning resolution of the dispute

     FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT CERTIFICATION

At the Closing, Seller will deliver a certification stating, under penalty of perjury, such Seller’s U.S. taxpayer identification number and address and that Seller is not a “foreign person” as defined in Section 1445 of the Code.

     SURVIVAL; KNOWLEDGE; WAIVER

The covenants and agreements of the parties contained in this Article and the representations and warranties contained in Section 3.17 will survive the Closing and the consummation of the

Contemplated Transactions and will remain in full force and effect until six months following the expiration of all statutes of limitations with respect to any Taxes that would be indemnifiable by Buyer or Seller under Sections 11.3 and 11.4. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of having been acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representation, warranty, covenant or obligation.

EMPLOYMENT MATTERS

     EMPLOYEE BENEFIT PLANS; OBLIGATIONS

     Except as otherwise provided in this Agreement, neither Buyer (or any Affiliate of Buyer) nor any Acquired Company will assume or have any obligation or Liability whatsoever with regard to any Company Plan or Other Benefit Obligation (including without limitation, any accrued vested benefits in any Plan, any VEBA or any Plan or Other Benefit Obligation providing severance pay, retiree health or life insurance benefits).

     Except as otherwise provided in this Section 12.1, immediately prior to the Closing, Seller, or an Affiliate of Seller, shall cause each Acquired Company to cease to be an adopting employer of any Plan or Other Benefit Obligation that is maintained by Seller or an Affiliate of Seller, and the participation by employees of any Acquired Company in any Plan or Other Benefit Obligation that provides benefits that are maintained by Seller or an Affiliate of Seller, shall cease immediately prior to the Closing, on account of such employee’s severance from employment covered by such Plan or Other Benefit Obligation.

     Except as otherwise provided in this Section 12.1, Seller and its Affiliates shall be solely responsible for any claims, obligations or Liabilities for benefits arising under any Company Plan which are incurred by or with respect to any former employee of any Acquired Company or the KES Business or the beneficiaries or dependents of any former employee of any Acquired Company or the KES Business on or before the Closing Date.

     As soon as practicable following the Closing Date, Seller and its Affiliates shall, to the extent allowed by the Code, ERISA or Seller’s 401(k) Plan, cause the account balances of the Transferring KES employees and the employees of the Acquired Companies in the Seller 401(k) plan to be distributed in accordance with the terms of such plan, and Buyer shall permit Transferring KES employees and the employees of the Acquired Companies who were participants in the Seller 401(k) plan to roll over such distributions (excluding a roll over of outstanding participant loans and any after-tax employee contributions) into the Buyer 401(k) plan.

     Seller and its Affiliates and Buyer shall take all actions necessary or appropriate so that, effective as of the Closing, (i) the account balances (whether positive or negative) under Seller’s flexible spending accounts (the “Seller FSAs”) of the employees of the Acquired Companies who were participants in the Seller FSAs immediately prior to the Closing Date (the “Covered Employees”) shall be transferred to one or more comparable plans of Buyer (collectively, the “Buyer Flex Plan”); (ii) the elections and coverage levels of the Covered Employees shall apply under the Buyer Flex Plan in the same manner as under the Seller FSAs; and (iii) the Covered Employees shall be reimbursed from the Buyer Flex Plan for claims incurred, but not yet paid, at any time during the plan year of the Seller’s flex plan in which the Closing Date occurs and submitted to the Buyer Flex Plan from and after the Closing Date substantially on the same basis, terms and conditions as under the Seller FSAs. Following the transfer of the account balances, Seller shall have no further liability with respect to the transferred account balances and the Buyer Flex Plan shall have sole responsibility therefor.

     Any Benefit Obligations under any Company Plan must, as of the Closing, have been appropriately reflected on the books and records of the Plan Sponsor in accordance with Law, past practice and generally accepted accounting principles in the local jurisdiction.

     INDEMNIFICATION BY SELLER

          Notwithstanding the limitations set forth in Section 10.4 and notwithstanding the disclosures in Section 3.18, Seller will indemnify and hold harmless the Buyer Indemnitees for, and will pay to the Buyer Indemnitees the monetary value of, any Adverse Consequences arising, directly or indirectly, from or in connection with:

     any Company Plan maintained or contributed to by Seller, regardless of whether the Adverse Consequences relate to or arise out or conditions, events or transactions which exist or occur prior to, on or after the Closing;

     any severance, termination indemnity, compensation, benefit or amount, under any employment agreement, non-qualified stock option, non-qualified stock purchase, non-qualified stock bonus or any other Company Plan, Other Benefit Obligation or otherwise, owing to any employee of an Acquired Company, any former employee of an Acquired Company or any Transferring KES Employee, for any reason in existence prior to or on the Closing Date, with the exception of the Annual Incentive Plans;

     the participation of any Acquired Company in the UK Pension Plan including, but not limited to, any Adverse Consequences arising as a result of the operation of Section 75 of the English statute being the Pensions Act 1995;

     any breach of the representations and warranties contained in Section 3.18 of this Agreement or of Seller’s covenants contained in this Article; and

     any Proceedings, demands or assessments incidental to any of the matters set forth in Section 12.2(a) through (d).

     INDEMNIFICATION PROCESS

          In the event of a third-party claim under this Article 12, the indemnification procedures will be in accordance with Section 10.6. Buyer will control any Proceeding based on a claim under this Article 12.

     SURVIVAL; KNOWLEDGE; WAIVER

          The covenants and agreements of the parties contained in this Article and the representations and warranties contained in Section 3.18 will survive the Closing and the consummation of the Contemplated Transactions and will remain in full force and effect until six months following the expiration of all statutes of limitations with respect to any Adverse Consequences arising, directly or indirectly, from or in connection with Seller’s breach of Section 12.2. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of having been acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representation, warranty, covenant or obligation.

GUARANTEE

     PARENT GUARANTEE

The Parent hereby unconditionally and irrevocably guarantees to Buyer and the Buyer Indemnitees the complete and timely performance of each and every liability, duty and obligation of Seller under this Agreement (including each of the representations and warranties provided under Article 3 and the indemnities provided by Seller under Articles 10, 11 and 12) and the Ancillary Agreements. The obligation of the Parent under this Section will be absolute, unconditional and irrevocable and will remain in full force and effect until all such liabilities, duties and obligations have been satisfied and discharged in full. The guarantee hereunder will constitute a continuing guarantee and will apply to all such liabilities, duties and obligations whenever and whatever arising. Notwithstanding anything herein to the contrary, (i) a separate cause of action may be brought against the Parent without the necessity of previously proceeding against or exhausting any remedy against Seller; and (ii) for the avoidance of doubt, the Parent shall be entitled to any and all rights, defenses, counterclaims and setoffs available to any party whose obligations and liabilities are guaranteed hereunder by the Parent, then existing under applicable law and only to the extent not waived or previously adjudicated by the Seller or its successor and assigns.

GENERAL PROVISIONS

     EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives. Notwithstanding the previous sentence, Buyer will pay all amounts payable to Philpott Ball & Werner, Inc. in connection with this Agreement and the Contemplated Transactions. Seller will cause the Acquired Companies not to incur any out-of-pocket expenses in connection with this Agreement unless such expenses are taken into account in the calculation of the Adjustment Amount pursuant to Section 2.3(d). If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Seller will not make any disclosure of the Contemplated Transactions, except with the prior written consent of Buyer or as required by Law. Seller and Buyer will consult with each other concerning the means by which the Acquired Companies’ employees, customers, suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

     CONFIDENTIALITY

     This Agreement is intended to supersede and replace the Amended and Restated Confidentiality Agreement dated as of March 26, 2003 between Parent and Buyer (the “Confidentiality Agreement”). The Confidentiality Agreement will terminate in full as of the Closing and the parties thereto will have no further obligations thereunder.

     The Seller and Parent will treat and hold as such, Buyer’s Confidential Information and refrain from using Buyer’s Confidential Information except to the extent such use is required to comply with securities Laws or in connection with this Agreement or the Ancillary Documents. At the request and option of Buyer, Seller and Parent will deliver promptly to the Buyer or destroy all tangible embodiments (and all copies) of Buyer’s Confidential Information which are in its possession. In the event that any Acquired Company is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any of Buyer’s Confidential Information, such Acquired Company will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, any Acquired Company is, on the advice of counsel, compelled to disclose any of Buyer’s Confidential Information to any Governmental Body or else stand liable for contempt, the Acquired Company may disclose Buyer’s Confidential Information to the Governmental Body; provided, however, that the Acquired Company shall use its Best Efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of Buyer’s Confidential Information required to be disclosed as the Buyer shall designate.

     Buyer will treat and hold as such, Seller’s Confidential Information and refrain from using Seller’s Confidential Information except in connection with this Agreement or the Ancillary Documents. At the request and option of Seller or Parent, Buyer will deliver promptly to Seller or Parent, as applicable, or destroy all tangible embodiments (and all copies) of Seller’s Confidential Information which are in its possession. In the event that Buyer is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any of Seller’s Confidential Information, Buyer will notify the Seller or Parent, as applicable, promptly of the request or requirement so that the Seller or Parent may seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer is, on the advice of counsel, compelled to disclose any of Seller’s Confidential Information to any Governmental Body or else stand liable for contempt, Buyer may disclose Seller’s Confidential Information to the Governmental Body; provided, however, that Buyer shall use its Best Efforts to obtain, at the request of the Seller or Parent, an order or other assurance that confidential treatment will be accorded to such portion of Seller’s Confidential Information required to be disclosed as Seller or Parent shall designate.

     NONCOMPETITION; NONSOLICITATION

     For a term of five years from the date of this Agreement, the Seller and Parent will not directly or indirectly (whether as a principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, render advice to, invest in, be associated with, or otherwise carry on or engage in, the Business as conducted by the Acquired Companies on the Closing Date anywhere in the world.

     Exceptions. The Seller and Parent will not be in violation of this Agreement solely by reason of:

     investing in stock, bonds or other securities of any Person engaged in the Business (but without otherwise participating in the Business), so long as (A) such stock, bonds or other securities are listed on any national securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 or any successor Law; and (B) such investment does not exceed, in the case of any class of the capital stock of any one issuer, 3% of the issued and outstanding shares or such capital stock, or, in the case of bonds or other securities, 3% of the aggregate principal amount thereof issued and outstanding; or

     providing services not directly related to the Business, including any services currently offered by the Seller or Parent, or any Affiliate of either, other than the Acquired Companies on the Closing Date; or

     acquiring, in whole or in part, or otherwise maintaining an interest in an entity engaged in the Business, so long as either (A) during the five-year term from the date of this Agreement, the annual revenues generated by the Business do not exceed, in the aggregate, $500,000; or (B) promptly after acquiring its interest in such entity, the Seller or Parent terminates or causes the divestiture of the entity conducting the Business as soon as practicable in a commercially reasonable manner.

     The Seller and Parent will not directly or indirectly cause or induce, or attempt to cause or induce, any then-existing customer, supplier, licensee, licensor, franchisee or other business relation of the Acquired Companies or KES Business, to cease doing business with the Acquired Companies, to deal with any competitor of the Acquired Companies, or in any way interfere with the relationship between the Acquired Companies and their customers, suppliers, licensees, licensors, franchisees or other business relations.

     If a final judgment of any Governmental Body of competent jurisdiction determines that any term or provision contained in Sections 14.4(a) or 14.4(c) is invalid or unenforceable, then parties agree that the Governmental Body making the determination of invalidity or enforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     NOTICES

All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a party may designate by notice to the other parties):

If to Seller or Parent:

Knowles Electronics Holdings, Inc.
Attention:	John J. Zei
Address:	1151 Maplewood Drive
Itasca, IL 60143
Facsimile No.:
E-mail Address:

with a copy (which will not constitute notice) to:

Rooks Pitts
Attention:	Thomas B. Cassidy
Address:	4200 Commerce Court
Lisle, IL 60532
Facsimile No.:	630-245-0140
E-mail Address:	tcassidy@rookspitts.com

If to Buyer:

Woodward Governor Company
Attention:	General Counsel
Address:	5001 North Second Street
P.O. Box 7001
Rockford, IL 61125
Facsimile No.:
E-mail Address:

with a copy (which will not constitute notice) to:

Baker & McKenzie
Attention:	Mark C. Swords
Address:	One Prudential Plaza, Suite 3500
130 East Randolph Drive
Chicago, IL 60601
Facsimile No.:	312-861-2899
E-mail Address:	mark.c.swords@bakernet.com

     FURTHER ACTIONS

Upon the request of any party to this Agreement, the other parties will, and will cause their respective Related Persons to (a) furnish to the requesting party any additional information; (b) execute and deliver, at their own expense, any other documents; and (c) take any other actions as the requesting party may reasonably require, to more effectively carry out the intent of this Agreement and the Contemplated Transactions.

     INCORPORATION OF SCHEDULES AND EXHIBITS

The Schedules and Exhibits identified in this Agreement, including Seller’s Disclosure Schedule and Buyer’s Disclosure Schedule, are incorporated herein by reference and made a part of this Agreement.

     ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by the party against whose interest the modification will operate.

     DISCLOSURE SCHEDULES

Each of Seller and Buyer will use its Best Efforts to arrange Seller’s Disclosure Schedule and Buyer’s Disclosure Schedule in sections corresponding to the numbered sections of Articles 3 and 4, as applicable, and to ensure that statements in such disclosure schedules relate only to the provisions in the Section of this Agreement which they expressly address and not to any other provision. Nothing in such disclosure schedules will be adequate to disclose an exception to any representation or warranty made in Article 3 or Article 4 unless the applicable disclosure schedule identifies the exception with reasonable particularity and describes the facts relating to such exception in reasonable detail. Notwithstanding the Best Efforts of Seller, if and to the extent any information required to be furnished in the Seller’s Disclosure Schedule or any other schedule hereto is contained in this Agreement or in the Seller Disclosure Schedule, the Buyer’s Disclosure Schedule or any updates thereto, such information shall be deemed to be included in all Schedules in which the information is required to be included to the extent the disclosure is reasonably apparent on its face. The inclusion of any information in the Seller’s Disclosure Schedule, the Buyer’s Disclosure Schedule or any updates hereto or any other Schedule shall not be deemed to be an admission or acknowledgement that such information is required by the terms hereof to be disclosed or is material to or is outside the Ordinary Course of Business of the

Acquired Companies and the KES Business. In the event of any inconsistency between the statements in the body of this Agreement and those in such disclosure schedules (other than an exception expressly set forth as such in a disclosure schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     DRAFTING AND REPRESENTATION

The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or its legal representative drafted the provision.

     SEVERABILITY

If a court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     ASSIGNMENT; SUCCESSORS; NO THIRD-PARTY RIGHTS

No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may without the consent of Seller assign any of its rights under this Agreement as collateral security for any lender providing financing to Buyer and may assign any of its rights and delegate any of its obligations under this Agreement to any entity that is a Related Person of Buyer or to any subsequent acquirer of the Shares or of all or substantially all of the businesses of the Acquired Companies. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of Seller’s and Parent’s heirs, executors, administrators and permitted assigns and Buyer’s successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.

     ENFORCEMENT OF AGREEMENT

The parties each acknowledge and agree that another party or parties could be damaged irreparably if certain provisions of this Agreement are not performed in accordance with the specific terms and that such breach of this Agreement by could not be adequately compensated in all cases by monetary damages alone. Accordingly, the parties each agree that, in addition to any other right or remedy to which another party hereto may be entitled, at law or in equity, it may be entitled to enforce certain provisions of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

     WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     GOVERNING LAW

This Agreement will be governed by and construed under the laws of Illinois without regard to conflicts of laws principles that would require the application of any other law.

     JURISDICTION; SERVICE OF PROCESS

Any action, hearing, suit or proceeding arising out of or relating to this Agreement or any Contemplated Transaction must be brought in the courts of the State of Illinois, County of Cook, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Illinois. Each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. The parties agree that any or all of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in this Section may be served on any party anywhere in the world.

     CLOSING COSTS; FILING FEES

The costs of the Title Policy with an extended coverage endorsement and ALTA 3.1 zoning with parking endorsement and all other endorsements, and the Survey will be borne by Buyer. All costs and fees incurred with respect to merger control and related filings in Germany and Brazil will be equally shared by Buyer and Seller.

     COUNTERPARTS

This Agreement may be executed in two or more counterparts.

     ACCOUNTS RECEIVABLE

Commencing on the Closing and continuing thereafter, Buyer shall use efforts used in the Ordinary Course of Business to collect all Accounts Receivable of the Acquired Companies and the KES Business. All payment amounts undesignated by the payor shall be applied first to the oldest outstanding Account Receivable provided that the sole purpose for doing so is not to create a liability for Seller under this Agreement. Buyer may not settle or compromise any accounts receivable that are individually in excess of $5000, or, in the aggregate, in excess of $25,000 without the prior written consent of the Seller unless it agrees that any amount settled or compromised will not count against any indemnification obligation owed by Seller to Buyer hereunder. Buyer shall provide a written report between the collection of Accounts Receivable outstanding as of the Closing to Seller within 15 days of the end of each month until the seven month anniversary of this Agreement. In the event that Seller pays any amounts to Buyer under the indemnification provisions hereof in respect of unpaid Accounts Receivable, the applicable Accounts Receivable and any security therefore held by any Acquired Company or the KES Business, shall be assigned to Seller.

     POST-CLOSING ACCESS

From and after the Closing, Buyer shall and shall cause the Acquired Companies and the KES Business to provide the Seller and its agents with reasonable access (for the purpose of examining and copying), during normal business hours and upon reasonable notice, to the books and records of the Acquired Companies and the KES Business with respect to periods or occurrences prior to the Closing in connection with any matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby (it being understood that the requesting Person will reimburse all out-of-pocket expenses reasonably incurred in connection with satisfying such request). Unless otherwise consented to in writing by the Seller, neither the Buyer, nor the Acquired Companies nor the KES Business or any successor to all or substantially all the assets thereof shall, for a period of seven years following the Closing, destroy, alter or otherwise dispose of any of the books and records of the Acquired Companies or the KES Business for the period prior to the Closing without first offering to surrender to the Seller such books and records or any portion thereof which Buyer, the Acquired Companies, the KES Business or any successor thereto may intend to destroy, alter or dispose of. The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

Woodward Governor Company

By:	/s/ Thomas A. Gendron

Thomas A. Gendron
President & COO

Knowles Intermediate Holding, Inc.

By:	/s/ John J. Zei

John J. Zei
President & CEO

Knowles Electronics Holdings, Inc.

By:	/s/ John J. Zei

John J. Zei
President & CEO

ARTICLE 1 CONSTRUCTION AND DEFINITIONS	1
1.1 CONSTRUCTION	1
1.2 DEFINITIONS	2
ARTICLE 2 SALE AND TRANSFER OF SHARES; CLOSING	14
2.1 SHARES	14
2.2 PURCHASE PRICE	14
2.3 ADJUSTMENT PROCEDURE	14
2.4 CLOSING	15
2.5 CLOSING DELIVERIES	16
2.6 SELLER PRE-CLOSING TRANSACTIONS	18
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER	18
3.1 ORGANIZATION AND GOOD STANDING	18
3.2 ENFORCEABILITY; NO CONFLICT	18
3.3 CAPITALIZATION AND OWNERSHIP; REORGANIZATION	19
3.4 FINANCIAL STATEMENTS	20
3.5 BOOKS AND RECORDS	20
3.6 ACCOUNTS RECEIVABLE	21
3.7 INVENTORIES	21
3.8 NO UNDISCLOSED LIABILITIES	22
3.9 NO MATERIAL ADVERSE CHANGE	22
3.10 ABSENCE OF CERTAIN CHANGES AND EVENTS	22
3.11 PROPERTIES; ENCUMBRANCES	23
3.12 CONDITION AND SUFFICIENCY OF TANGIBLE ASSETS	25
3.13 INTELLECTUAL PROPERTY	25
3.14 CONTRACTS; NO DEFAULTS	29
3.15 CUSTOMERS AND SUPPLIERS	31
3.16 INSURANCE	31
3.17 TAXES	32
3.18 EMPLOYEE BENEFITS	34
3.19 EMPLOYEE RESTRICTIONS	37
3.20 LABOR RELATIONS; EMPLOYMENT LAW COMPLIANCE; EMPLOYEES	37
3.21 ENVIRONMENTAL, HEALTH AND SAFETY MATTERS	40

3.22 COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS	41
3.23 COMPLIANCE WITH RELEVANT SECURITIES LAWS, THE FOREIGN CORRUPT PRACTICES ACT AND EXPORT CONTROL, ANTI-BOYCOTT AND IMPORT RELATED LAWS	42
3.24 LEGAL PROCEEDINGS; ORDERS	44
3.25 RELATIONSHIPS WITH RELATED PERSONS	45
3.26 BROKERS OR FINDERS	45
3.27 DISCLOSURE	45
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER	46
4.1 ORGANIZATION	46
4.2 ENFORCEABILITY; NO CONFLICT	46
4.3 CERTAIN PROCEEDINGS	46
4.4 INVESTMENT INTENT	47
4.5 BROKERS OR FINDERS	47
4.6 NO KNOWLEDGE OF MISREPRESENTATIONS OR OMISSIONS	47
ARTICLE 5 COVENANTS OF SELLER BEFORE CLOSING	47
5.1 ACCESS AND INVESTIGATION	47
5.2 OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES	48
5.3 NEGATIVE COVENANT	48
5.4 REQUIRED APPROVALS	48
5.5 NOTIFICATION	49
5.6 PAYMENT OF INDEBTEDNESS BY RELATED PERSONS	50
5.7 NO NEGOTIATION	50
5.8 BEST EFFORTS	50
5.9 INTERIM FINANCIAL STATEMENTS	50
5.10 TAX BENEFITS	50
ARTICLE 6 COVENANTS OF BUYER BEFORE CLOSING	51
6.1 REQUIRED APPROVALS	51
6.2 BEST EFFORTS	51
6.3 ADDITIONAL COVENANTS	51
ARTICLE 7 CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE	51
7.1 ACCURACY OF REPRESENTATIONS	52

7.2 SELLER’S PERFORMANCE	52
7.3 CONSENTS	52
7.4 ADDITIONAL DOCUMENTS	52
7.5 NO PROCEEDINGS	53
7.6 NO CLAIM REGARDING EQUITY OWNERSHIP OR SALE PROCEEDS	54
7.7 NO PROHIBITION	54
7.8 ADDITIONAL CONDITIONS	54
ARTICLE 8 CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE	55
8.1 ACCURACY OF REPRESENTATIONS	55
8.2 BUYER’S PERFORMANCE	55
8.3 CONSENTS	55
8.4 ADDITIONAL DOCUMENTS	55
8.5 NO PROHIBITION	55
ARTICLE 9 TERMINATION	56
9.1 TERMINATION EVENTS	56
9.2 EFFECT OF TERMINATION	56
ARTICLE 10 INDEMNIFICATION; REMEDIES	57
10.1 SURVIVAL, KNOWLEDGE; WAIVER	57
10.2 INDEMNIFICATION BY SELLER	57
10.3 INDEMNIFICATION BY BUYER	59
10.4 LIMITATIONS ON AMOUNT—SELLER	60
10.5 LIMITATIONS ON AMOUNT—BUYER	60
10.6 PROCEDURE FOR INDEMNIFICATION—DEFENSE OF THIRD-PARTY CLAIMS	60
10.7 PROCEDURE FOR INDEMNIFICATION—OTHER CLAIMS	62
10.8 INTEREST	62
10.9 EXCLUSIVE REMEDY	62
ARTICLE 11 TAX MATTERS	63
11.1 TAX RETURNS	63
11.2 APPORTIONMENT OF TAXES	63
11.3 INDEMNIFICATION BY SELLER	64
11.4 INDEMNIFICATION BY BUYER	64

11.5 INDEMNIFICATION PROCESS	65
11.6 CHARACTERIZATION OF INDEMNITY PAYMENT	65
11.7 TRANSACTIONAL TAXES	65
11.8 TAX SHARING AGREEMENTS	65
11.9 TAX ELECTIONS	65
11.10 TAX RECORDS AND ASSISTANCE	65
11.11 AUDITS, ASSESSMENTS AND CONTEST PROVISIONS	66
11.12 CARRYBACKS	67
11.13 SECTION 338(h)(10) ELECTION	67
11.14 FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT CERTIFICATION	68
11.15 SURVIVAL; KNOWLEDGE; WAIVER	68
ARTICLE 12 EMPLOYMENT MATTERS	68
12.1 EMPLOYEE BENEFIT PLANS; OBLIGATIONS	68
12.2 INDEMNIFICATION BY SELLER	69
12.3 INDEMNIFICATION PROCESS	70
12.4 SURVIVAL; KNOWLEDGE; WAIVER	70
ARTICLE 13 GUARANTEE	70
13.1 PARENT GUARANTEE	70
ARTICLE 14 GENERAL PROVISIONS	71
14.1 EXPENSES	71
14.2 PUBLIC ANNOUNCEMENTS	71
14.3 CONFIDENTIALITY	71
14.4 NONCOMPETITION; NONSOLICITATION	72
14.5 NOTICES	73
14.6 FURTHER ACTIONS	74
14.7 INCORPORATION OF SCHEDULES AND EXHIBITS	75
14.8 ENTIRE AGREEMENT AND MODIFICATION	75
14.9 DISCLOSURE SCHEDULES	75
14.10 DRAFTING AND REPRESENTATION	75
14.11 SEVERABILITY	75
14.12 ASSIGNMENT; SUCCESSORS; NO THIRD-PARTY RIGHTS	76
14.13 ENFORCEMENT OF AGREEMENT	76

14.14 WAIVER	76
14.15 GOVERNING LAW	77
14.16 JURISDICTION; SERVICE OF PROCESS	77
14.17 CLOSING COSTS; FILING FEES	77
14.18 COUNTERPARTS	77
14.19 ACCOUNTS RECEIVABLE	77
14.20 POST-CLOSING ACCESS	78

SCHEDULES
SELLER’S DISCLOSURE SCHEDULE

Section 1.2B	Persons with Knowledge
Section 3.1(b)	Details of Acquired Companies
Section 3.2(b)	Consents and Approvals
Section 3.2(c)	Contravention
Section 3.2(d)	Prevention or Delay
Section 3.3	Registered Capital and Issued Share Capital
Section 3.5	Books and Records
Section 3.6	Accounts Receivable
Section 3.8(a)	No Undisclosed Liabilities
Section 3.9	No Material Adverse Change
Section 3.10	Seller Transactions
Section 3.11(a)	Real Property
Section 3.11(d)	Real Property Rights of Other Persons
Section 3.12(b)	Condition and Sufficiency of Tangible Assets
Section 3.13(c)	Intellectual Property
Section 3.13(e)	Software
Section 3.13(g)	Software Security
Section 3.13(i)	SSPS Web Sites and Domain Names
Section 3.14(a)	Company Contracts
Section 3.14(c)	Contravention of Company Contracts
Section 3.14(e)	Warranty Claims
Section 3.15	Customers and Suppliers
Section 3.16	Insurances
Section 3.17(a)	Tax Filing Extensions; Acquired Companies
Section 3.17(b)	Tax Filing Extensions; Parent or Seller
Section 3.18(a)	Company Plans; Other Benefit Obligations
Section 3.18(d)	Qualified Plans
Section 3.18(e)	Company Plans Subject to ERISA
Section 3.18(j)	Payment, Vesting and Acceleration of Benefits
Section 3.18(k)	Annual Incentive Plans
Section 3.19	Employee Restrictions
Section 3.20(b)	Discrimination Charges
Section 3.20(g)	Unions and Other Labor Organizations

Section 3.20(i)	Employee Details
Section 3.20(l)	Employee Resignations and Retirements
Section 3.20(m)	Former Employees
Section 3.20(q)	Social Benefits, Facilities and Services
Section 3.21(a)	Compliance with Environmental, Health and Safety Matters
Section 3.21(f)	Release of Hazardous Materials
Section 3.22(a)	Contravention of Laws
Section 3.22(b)	Government Authorization
Section 3.23(c)	Internal Control Deficiencies
Section 3.24(a)	Proceedings
Section 3.24(b)	Orders
Section 3.25	Related Person Services

                            BUYER’S DISCLOSURE SCHEDULE

Section 1.2A	Key Employees
Section 1.2C	Persons with Knowledge
Section 4.2	Government Authorization

EXHIBITS

Exhibit 2.5(a)(iii)	Employment Agreements
Exhibit 2.5(a)(iv)	Employee Noncompetition Agreements
Exhibit 2.5(a)(v)	Transition Services Agreement
Exhibit 2.5(a)(vii)	Seller’s Legal Opinion
Exhibit 2.5(a)(viii)	Estoppel Certificates
Exhibit 2.5(a)(xiv)	Escrow Agreement
Exhibit 2.5(b)(viii)	Legal Opinion of Baker & McKenzie